Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

By and Among

PERFICIENT, INC.,

PERFICIENT GENISYS, INC.,

GENISYS CONSULTING, INC.

and

CERTAIN SHAREHOLDERS OF GENISYS CONSULTING, INC.

Dated as of April 2, 2004

TABLE OF CONTENTS

ARTICLE I THE MERGER
1.01	The Merger
1.02	Plan of Merger
1.03	Effective Time
1.04	Effect of the Merger
1.05	Conversion of Company Common Stock
1.06	Cash Holdback Amount; Stock Holdback Amount; Escrowed Shares
1.07	Certificate of Incorporation
1.08	Bylaws
1.09	Additional Actions
1.10	Accounting and Tax Treatment

ARTICLE II PAYMENT OF MERGER CONSIDERATION

2.01	Exchange of Shares
2.02	Stock Restriction Agreements
2.03	Adjustment of Merger Consideration

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

3.01	Corporate Organization and Qualification
3.02	Capitalization
3.03	Authority; No Violation
3.04	Consents and Approvals
3.05	Financial Statements
3.06	Absence of Certain Changes or Events
3.07	Legal Proceedings
3.08	Taxes and Tax Returns
3.09	Employee Benefit Plans
3.10	Compliance with Applicable Law; Certain Agreements; Licensing
3.11	Certain Contracts
3.12	Agreements with Regulatory Agencies
3.13	Environmental Matters
3.14	Properties
3.15	Insurance
3.16	Labor Matters
3.17	Intellectual Property
3.18	Broker’s Fees
3.19	Bank Accounts

i

3.20	Disclosure

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

4.01	Corporate Organization and Qualification
4.02	Capitalization
4.03	Authority; No Violations
4.04	Consents and Approvals
4.05	Broker’s Fees
4.06	No Prior Activities
4.07	Labor Matters
4.08	Reports; Financial Statements
4.09	No Undisclosed Material Liabilities
4.10	Legal Proceedings
4.11	Continued Listing of Stock
4.12	Securities Laws

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS

5.01	Covenants of the Company
5.02	No Solicitation; Non-Disclosure
5.03	Covenants of Parent and Sub
5.04	All Necessary Action
5.05	Notification

ARTICLE VI ADDITIONAL AGREEMENTS

6.01	Regulatory Matters
6.02	Securities Matters
6.03	Shareholder Approval
6.04	Access to Information
6.05	Legal Conditions to Merger
6.06	Additional Agreements
6.07	Disclosure Supplements
6.08	No Inconsistent Actions
6.09	Tax Matters
6.10	Employment Agreements
6.11	Committees of the Parent
6.12	Noncompetition
6.13	Shareholder Representation Letters
6.14	Benefit Plans and Employee Matters
6.15	Publicity
6.16	Completion of Audit
6.17	Indemnification

ARTICLE VII CONDITIONS PRECEDENT

7.01	Conditions to Each Party’s Obligation to Effect the Merger
7.02	Conditions to Obligations of Parent and Sub
7.03	Conditions to Obligations of the Company

ARTICLE VIII TERMINATION AND AMENDMENT

8.01	Termination
8.02	Effect of Termination
8.03	Expenses
8.04	Amendment
8.05	Extension; Waiver

ARTICLE IX INDEMNIFICATION

9.01	Agreement to Indemnify
9.02	Survival of Indemnity
9.03	Additional Provisions
9.04	Claim Notice; Definitions; Third Party Claim Procedures

ARTICLE X SHAREHOLDERS’ REPRESENTATIVE

10.01	Appointment of Shareholders’ Representative
10.02	Authority
10.03	Reliance
10.04	Indemnification of Parent, Sub and Their Affiliates
10.05	Indemnification of Shareholders’ Representative

ARTICLE XI GENERAL PROVISIONS

11.01	Notices
11.02	Interpretation
11.03	Counterparts
11.04	Entire Agreement
11.05	Governing Law
11.06	Enforcement of Agreement
11.07	Severability
11.08	Assignment
11.09	Amendment

EXHIBIT LIST

EXHIBIT A	Purchase Price Certificate

EXHIBIT B	Escrow Agreement

EXHIBIT C	Stock Restriction Agreement

EXHIBIT D	Employment Agreement

EXHIBIT E	Shareholder Representation Letter

EXHIBIT F	Stock Option Agreement

EXHIBIT G	Letter of Transmittal

EXHIBIT H	Current Geographic Markets

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of April 2, 2004, by and among Perficient, Inc., a Delaware corporation (“Parent”), Perficient Genisys, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), Genisys Consulting, Inc., an Illinois corporation (the “Company”), and Jeffrey A. Martini, Michael P. Reiss and David W. Stewart (each, a “Founder Shareholder” and collectively, the “Founder Shareholders”).

WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have determined that it is advisable and in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge with and into Sub (the “Merger”); and

WHEREAS, Parent, Sub, the Company and the Founder Shareholders desire to make certain representations, warranties and covenants in connection with the Merger; and

WHEREAS, the parties hereto intend for the Merger to qualify, for federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.01        The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (“DGCL”) and the Illinois Business Corporation Act of 1983 (“IBCA”), at the Effective Time (as hereinafter defined), the Company shall merge with and into Sub.  Sub shall become the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger, and shall continue its corporate existence under the laws of the State of Delaware.  The name of the Surviving Corporation shall be “Perficient Genisys, Inc.”, a Delaware corporation.  Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

1.02        Plan of Merger.  This Agreement shall constitute an agreement of merger for purposes of the DGCL and the IBCA.

1.03        Effective Time.  As promptly as practicable, but in no event later than the third (3rd) business day after all of the conditions set forth in ARTICLE VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, the Company and Sub shall duly execute and file certificates/articles of merger (collectively, the “Certificates of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary”) in

accordance with the DGCL and with the Secretary of State of the State of Illinois (the “Illinois Secretary”) in accordance with the IBCA.  The Merger shall become effective on the date (the “Effective Date” or the “Closing Date”) and at the later of such time (the “Effective Time”) as the Certificates of Merger are filed with the Delaware Secretary and the Illinois Secretary or at such later date and time as is specified in such Certificates of Merger.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall be held at the offices of Vinson & Elkins L.L.P., Terrace 7, 2801 Via Fortuna, Suite 100, Austin, Texas 78746 or such other location as the parties may mutually agree upon.

1.04        Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided herein and as set forth in Section 259 of the DGCL and Section 11.50 of the IBCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (a) all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, (b) all debts, liabilities, obligations, restrictions, disabilities and duties of Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and (c) the Surviving Corporation shall remain a wholly-owned subsidiary of Parent.

1.05        Conversion of Company Common Stock.

(a)           At the Effective Time, each issued and outstanding share of common stock, no par value per share, of the Company (the “Company Common Stock”), immediately prior to the Effective Time shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into the right to receive and be exchangeable for (i) the Cash Consideration divided by the number of shares of Company Common Stock outstanding as of the Closing Date, and (ii) the Stock Consideration divided by the number of shares of Company Common Stock outstanding as of the Closing Date.  The Cash Consideration and the Stock Consideration (collectively, the “Merger Consideration”) shall be subject to forfeiture and/or adjustment as provided in Section 2.02 and Section 2.03.

(b)           For purposes of this Agreement, the following terms have the following meanings:

(i)            “Cash Consideration” means, subject to final determination based on the Final Closing Date Balance Sheet (as defined in Section 2.03(a)), an amount of cash equal to (A) 20% of the excess of the Enterprise Value over the Estimated Closing Date Company Tax Liability, (B) increased by the Estimated Closing Date Cash, (C) decreased by the Estimated Closing Date Debt, and (D) either (1) further decreased by the amount, if any, by which Estimated Closing Date Net Working Capital is less than $1,210,000, or (2) further increased by the amount, if any, by which Estimated Closing Date Net Working Capital is in excess of $1,210,000.

(ii)           “Employee Stock Option Adjustment Amount” means $413,006, as calculated pursuant to the Purchase Price Certificate attached hereto as Exhibit A.

(iii)          “Enterprise Value” means an amount equal to $8,860,040, as calculated pursuant to the Purchase Price Certificate attached hereto as Exhibit A.

(iv)          “Estimated Closing Date Balance Sheet” means the estimated balance sheet as at the close of business on the Closing Date, prepared in accordance with generally accepted accounting principles (“GAAP”), and in accordance with the same principles and methods followed in preparing the Financial Statements referred to in Section 3.05 hereof, except that the Estimated Closing Date Balance Sheet shall be prepared on an accrual basis method of accounting, in form and substance reasonably acceptable to Parent, and delivered by the Company to Parent no later than one (1) business days prior to the expected Closing Date.

(v)           “Estimated Closing Date Cash” means the amount of cash reflected on the Estimated Closing Date Balance Sheet.

(vi)          “Estimated Closing Date Company Tax Liability” means all  tax liabilities arising from the change in the Company’s method of accounting from cash basis to accrual basis measured at a tax rate of 38.5%.

(vii)         “Estimated Closing Date Debt” means the amount of all interest-bearing liabilities and tax-related liabilities of the Company, except for Estimated Closing Date Company Tax Liability, as reflected on the Estimated Closing Date Balance Sheet.

(viii)        “Estimated Closing Date Net Working Capital” means the amount of all accounts receivable, net, of the Company, increased by all pre-paid expenses of the Company, less the amount of all liabilities (excluding Estimated Closing Date Debt and the Estimated Closing Date Company Tax Liability) of the Company, as reflected on the Estimated Closing Date Balance Sheet.

(ix)           “Excluded Liabilities” means any Company liabilities related to James E. Sadowski, any Shareholder buy/sell trust insurance, any Shareholder auto leases, any professional fees payable with respect to the transactions contemplated by this Agreement (including any such fees borne by the Company on behalf of the Shareholders), or any other Shareholder-related liabilities which the parties mutually agree shall be assigned to the Shareholders prior to the Closing.

(x)            “Parent Stock Per Share Price” means the average closing price for the Parent’s outstanding common stock on the Nasdaq SmallCap Market (“Nasdaq”) for the thirty (30) consecutive trading days ending on the trading day immediately before the Closing Date.

(xi)           “Stock Consideration” means, subject to final determination based on the Final Closing Date Balance Sheet (as defined in Section 2.03(a)), that number of shares of common stock, par value $0.001 per share, of the Company (“Parent Common Stock”) equal to (A) 80% of the excess of the Enterprise Value over the Estimated Closing Date Company Tax Liability, (B) decreased by the Employee Stock Option Adjustment Amount, and (C) divided by the Parent Stock Per Share Price.

(c)           Each share of Company Common Stock converted into the right to receive Merger Consideration pursuant to this ARTICLE I shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate (each a “Certificate,” and collectively, the “Certificates”) previously representing any such shares of

Company Common Stock shall thereafter represent the right to receive Merger Consideration, a portion of which shall be subject to forfeiture or adjustment as provided in Section 2.02 and Section 2.03.

(d)           If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization or exchange of shares or if a stock split, combination, stock dividend, stock rights or dividend thereon shall be declared with a record date within said period, the Parent Stock Per Share Price shall be correspondingly adjusted, as applicable.  No fractional shares of Parent Common Stock will be issued, provided, however, that the Company shall provide cash in an amount equal to the value of such fractional share of Parent Common Stock based upon the Parent Stock Per Share Price.

1.06        Cash Holdback Amount; Stock Holdback Amount; Escrowed Shares.

(a)           Fifteen percent (15%) of the Cash Consideration (the “Cash Holdback Amount”) to be paid to the Shareholders at Closing shall be held back by counsel for Parent, on behalf of Parent, until such time as a Final Closing Date Balance Sheet has been determined pursuant to Section 2.03 hereof.

(b)           Five percent (5%) of the Stock Consideration (the “Stock Holdback Amount”) to be delivered to the Shareholders at Closing shall be held back by counsel for Parent, on behalf of Parent, until such time as a Final Closing Date Balance Sheet has been determined pursuant to Section 2.03 hereof.

(c)           Such number of shares of Parent Common Stock to be issued to the Shareholders at Closing equal to fifteen percent (15%) of the Enterprise Value divided by the Parent Stock Per Share Price (the “Escrowed Shares”) shall be held in escrow for a period of one (1) year from the Closing Date, subject to the provisions of ARTICLE IX hereof, pursuant to the terms and subject to the conditions set forth in an escrow agreement to be entered into among the parties hereto and Continental Stock Transfer & Trust Company, as Escrow Agent, pursuant to Section 7.02(m) hereof in the form attached hereto as Exhibit B, with such modifications as may be reasonably acceptable to the Company and Parent, as requested by the Escrow Agent (the “Escrow Agreement”).

1.07        Certificate of Incorporation.  Unless otherwise agreed to by the parties prior to the Effective Time, at and after the Effective Time, the Certificate of Incorporation of Sub shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by law and such Certificate of Incorporation.

1.08        Bylaws.  Unless otherwise agreed to by the parties prior to the Effective Time, at and after the Effective Time, the Bylaws of Sub shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

1.09        Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the

Surviving Corporation, title to and possession of any property or right of the Company acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Company and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

1.10        Accounting and Tax Treatment.  The parties to this Agreement intend that the Merger shall be treated as a reorganization under Section 368(a) of the Code.

ARTICLE II

PAYMENT OF MERGER CONSIDERATION

2.01        Exchange of Shares.

(a)           At the Effective Time, upon surrender of all the Certificates representing all issued and outstanding shares of Company Common Stock to Parent (or affidavits and bonds relating thereto in accordance with Section 2.01(c)), Parent shall deliver to each Shareholder such Shareholder’s pro rata portion of the Merger Consideration that is not subject to hold back or placed in escrow pursuant to Section 1.06 hereunder, calculated in the manner set forth in Section 1.05 hereof.  At the Effective Time, (i) each Shareholder will be deemed to have received and deposited with Parent each Shareholder’s pro rata interest in the Cash Holdback Amount, subject to the conditions contained in Section 1.06(a), and (ii) each Shareholder shall also be deemed to have received such Shareholder’s proportionate share of the Escrowed Shares, which shall be deposited in escrow in accordance and subject to the conditions contained in Section 1.06(b) and ARTICLE IX hereof and the Escrow Agreement.

(b)           After the date of this Agreement, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the date hereof.

(c)           In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, Parent will deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration specified in Section 2.01(a).

2.02        Stock Restriction Agreements.  Fifty percent (50%) of the Stock Consideration (the “Restricted Shares”) to be issued to each Shareholder at Closing shall be subject to forfeiture for a period of three (3) years from the Closing Date pursuant to the terms and conditions of a Stock Restriction Agreement to be entered into by the Parent and such Shareholder, pursuant to Section 7.02 hereof, in the form attached hereto as Exhibit C (the

“Stock Restriction Agreement”).  Any forfeiture of Restricted Shares by a Shareholder pursuant to this Section 2.02 shall be treated as an adjustment to the Stock Consideration payable to such Shareholder only.

2.03        Adjustment of Merger Consideration.

(a)           As soon as practicable but in no event later than thirty (30) days following the Closing Date, Parent, at its expense, shall cause the preparation of a final balance sheet of the Company, as at the close of business on the Closing Date (the “Final Closing Date Balance Sheet”), prepared in accordance with GAAP and in accordance with the same principles and methods followed in preparing the Financial Statements referred to in Section 3.05 hereof, except that the Final Closing Date Balance Sheet shall be prepared on an accrual basis method of accounting.  Parent shall share with the Shareholders’ Representative (as defined Section 10.01) such detailed calculations and supporting documents as the Shareholders’ Representative shall reasonably request in connection with its review of any calculations made thereunder.  The Shareholders’ Representative may submit to Parent, not later than ten (10) days from the receipt of the Final Closing Date Balance Sheet from Parent, a list of any components of the Final Closing Date Balance Sheet appearing thereon with which the Shareholders’ Representative disagrees, if any (a “Dispute Notice”).  If the Shareholders’ Representative does not issue a Dispute Notice prior to such date, the Final Closing Date Balance Sheet, as supplied to the Shareholders’ Representative, shall be deemed to have been accepted and agreed to by the Shareholders’ Representative on behalf of the Shareholders, and shall be final and binding on the parties to this Agreement.  In the event of a Dispute Notice by the Shareholders’ Representative, Parent and the Shareholders’ Representative shall thereafter have twenty (20) days to discuss and reach resolution on any items of dispute.  Any items of dispute regarding the Final Closing Date Balance Sheet which are not so resolved shall be submitted to Deloitte (the “Arbitrating Accountant”) or another nationally recognized so called “big-four” firm of public accountants mutually acceptable to Parent and the Shareholders’ Representative, who shall serve as an arbitrator hereunder, the expenses of which shall be shared one-half by Parent and one-half by the Shareholders’ Representative, on behalf of the Shareholders.  If Parent and the Shareholders’ Representative are unable to agree on an Arbitrating Accountant pursuant to the foregoing, each of (x) Parent and (y) the Shareholders’ Representative shall, within thirty (30) days after delivery of the Dispute Notice select a disinterested arbitrator with relevant experience of its choice, and the two disinterested arbitrators so selected shall select, within ten (10) days of the selection of such arbitrators, an Arbitrating Accountant.  In connection with the resolution of any dispute, the arbitrator or arbitrators shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator.  The arbitrator or arbitrators so selected shall render a written decision as promptly as practicable, but in no event later than twenty (20) days after submission of the matter to the Arbitrating Accountant.  The decision of the arbitrator shall be final and binding upon the parties, and judgment may be entered on such decision in a court of competent jurisdiction.  To the extent not otherwise provided herein, the commercial arbitration rules of the American Arbitration Association as in effect at the time of any arbitration shall govern such arbitration in all respects.  The determination of such firm with respect to any and all disputes shall be conclusive and binding upon all parties.

(b)           If the Cash Consideration, as finally determined pursuant to the Final Closing Date Balance Sheet, exceeds the Cash Consideration determined pursuant to the

Estimated Closing Date Balance Sheet delivered to Parent prior to Closing, Parent shall pay the difference in cash to the Shareholders, together with the Cash Holdback Amount, pro rata based on the number of shares of Company Common Stock held by each Shareholder immediately prior to the Closing, within ten (10) days after the Final Closing Date Balance Sheet is determined.  If the Cash Consideration, as finally determined pursuant to the Final Closing Date Balance Sheet, is less than the Cash Consideration determined pursuant to the Estimated Closing Date Balance Sheet, Parent shall deduct the difference from the Cash Holdback Amount and pay the remaining balance, if any, of the Cash Holdback Amount to the Shareholders, pro rata based on the number of shares of Company Common Stock held by each Shareholder immediately prior to the Closing, within ten (10) days after the Final Closing Balance Sheet is determined.  To the extent the Cash Holdback Amount is insufficient to satisfy such difference to be retained by Parent, the Shareholders shall be jointly and severally liable to Parent for the amount such difference exceeds the Cash Holdback Amount.

(c)           If the Stock Consideration, as finally determined pursuant to the Final Closing Date Balance Sheet, exceeds the Stock Consideration determined pursuant to the Estimated Closing Date Balance Sheet delivered to Parent prior to Closing, Parent shall pay the difference in Parent Common Stock to the Shareholders, together with the Stock Holdback Amount, pro rata based on the number of shares of Company Common Stock held by each Shareholder immediately prior to the Closing, within ten (10) days after the Final Closing Date Balance Sheet is determined.  If the Stock Consideration, as finally determined pursuant to the Final Closing Date Balance Sheet, is less than the Stock Consideration determined pursuant to the Estimated Closing Date Balance Sheet, Parent shall deduct the difference from the Stock Holdback Amount and deliver the remaining balance, if any, of the Stock Holdback Amount to the Shareholders, pro rata based on the number of shares of Company Common Stock held by each Shareholder immediately prior to the Closing, within ten (10) days after the Final Closing Balance Sheet is determined.  To the extent the Stock Holdback Amount is insufficient to satisfy such difference to be retained by Parent, the Shareholders shall be jointly and severally liable to Parent for the amount such difference exceeds the Stock Holdback Amount.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND THE SHAREHOLDERS

The Company and the Founder Shareholders represent and warrant to Parent and Sub that the statements contained below are true and correct, except as set forth in the disclosure schedule (the “Disclosure Schedule”) delivered by the Company and the Founder Shareholders to Parent and Sub, on the date hereof and as of the Effective Date.  Descriptive headings and cross-references in the Disclosure Schedule are inserted for reference purposes and for convenience of the reader only and disclosure in one section shall constitute disclosure for all sections; provided, however, that the listing of a contract, license, agreement or commitment on the Disclosure Schedule shall not in itself be sufficient to disclose any breach, termination, dispute, investigation or similar matter relating thereto.

If the disclosure provided by the Company and the Founder Shareholders in the Disclosure Schedule is in greater detail than is required by the particular representation and warranty of the Company and Founder Shareholders in ARTICLE III of the Agreement, such disclosure is not an admission by the Company and Founder Shareholders that they believe the disclosed information is material.  Furthermore, a threshold of materiality being provided by the Company and Founder Shareholders on a particular section of the Disclosure Schedule is not intended to be an indication of the threshold of materiality for any other section of the Disclosure Schedule.  Nothing in the Disclosure Schedule constitutes an admission of any liability or obligation of the Company and Founder Shareholders to any third party or an admission against the Company’s and Founder Shareholders’ interest for any reason other than as set forth in their Agreement. For purposes of this Agreement, “Company Material Adverse Effect” shall mean a material, adverse effect on the Company, its business or financial condition, taken as a whole.  When used herein, the term “to the knowledge of the Company and the Founder Shareholders” shall mean the actual knowledge of the Founder Shareholders after having conducted a commercially reasonable inquiry.

3.01        Corporate Organization and Qualification.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois.  The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.  The Articles of Incorporation and Bylaws of the Company, copies of which have previously been delivered to Parent, are true, accurate and complete copies of such documents as in effect as of the date of this Agreement.

(b)           The Company has no direct or indirect Subsidiaries.  The Company does not own, control or hold with the power to vote, directly or indirectly of record, beneficially or otherwise, any capital stock or any equity or ownership interest in any corporation, partnership, association, joint venture or other entity, except for less than five percent (5%) of any equity security registered under the Exchange Act.  As used in this Agreement, the word “Subsidiary” means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is or was consolidated with such party or with which such party is or was consolidated for financial reporting purposes.

(c)           The minute books of the Company contain records of all actions taken at meetings of, and corporate actions or written consents taken by its shareholders and board of directors (including committees thereof).

3.02        Capitalization.

(a)           The authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock.  As of the date of this Agreement, there are 364,825.44 shares of Company Common Stock issued and outstanding all of which are owned by the holders and in the amounts as set forth in Schedule 3.02 annexed hereto (the “Shareholders”).  All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.  Except as set forth in

Schedule 3.02 hereto, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company other than as provided for in this Agreement.  There are no bonds, debentures, notes, shares of preferred stock or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matters on which the Shareholders of the Company may vote.

(b)           Except as disclosed on Schedule 3.02(b) hereto, there are no agreements or understandings, with respect to the voting of any shares of Company Common Stock or which restrict the transfer of such shares, to which the Company is a party and there are no such agreements or understandings to which the Company is a party with respect to the voting of any such shares or which restrict the transfer of such shares, other than applicable federal and state securities laws.

(c)           Except as set forth on Schedule 3.02(c), all dividends on Company Common Stock which have been declared prior to the date of this Agreement have been paid in full.

3.03        Authority; No Violation.

(a)           The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite corporate action on the part of the Company, have been approved by the vote or consent of the Shareholders of the Company required by the Company’s Articles of Incorporation and Bylaws and, except for the filing of the Certificates of Merger, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and each of the Founder Shareholders and constitutes a valid and binding obligation of the Company and each of the Founder Shareholders, enforceable against each of the Company and each Founder Shareholder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)           Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions, hereof, will (i) violate, conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of the Company, (ii) to the knowledge of the Company and the Founder Shareholders, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, license or injunction applicable to the Company or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or any event, which, with notice or lapse of time, or both would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, material agreement or other material instrument or obligation to which the Company is a party, or by which the Company or any of its properties or assets may be bound or affected.

3.04        Consents and Approvals.  Except for (a) the filing of the Certificates of Merger with the Delaware Secretary and the Illinois Secretary, respectively, pursuant to the DGCL and the IBCA, respectively, to effect the Merger, (b) such filings as may be necessary as a result of any facts or circumstances relating solely to Parent or Sub, and (c) such filings, authorizations, consents or approvals as may be set forth in the Disclosure Schedule hereto, no consents or approvals of, or filings or registrations with, any court, administrative agency, regulatory agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby.

3.05        Financial Statements.

(a)           Attached to Schedule 3.05(a) are copies of the unaudited balance sheet of the Company as at December 31, 2003, and the related statement of income for the fiscal year ended December 31, 2003, and the unaudited balance sheet of the Company dated as of January 31, 2004 and the related statement of income for the twelve (12) month period ended January 31, 2004.  All such financial statements delivered under this Section 3.05(a) to Parent shall be collectively referred to herein as the “Financial Statements.”  The Financial Statements have been prepared by the Company as of their respective dates in accordance with GAAP during the periods involved (except as may be indicated therein or in the notes thereto), subject to the absence of notes and to year-end adjustments, and fairly present the financial position of the Company as of the dates thereof and the income of the Company for the periods then ended.

(b)           Except (i) as set forth in the Disclosure Schedule hereto, (ii) for liabilities incurred since January 31, 2004 in the ordinary course of business consistent with past practice, or (iii) for liabilities contemplated herein or in connection herewith, the Company does not have any liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise) which are not adequately reserved or reflected on the balance sheet of the Company as at January 31, 2004.

(c)           Schedule 3.05(c) contains the Company’s accounts receivable report as of January 31, 2004, which report is true and accurate in all material respects and has been prepared in accordance with the Company’s normal practice.  The accounts receivable reflected in the January 31, 2004 report contained in Schedule 3.05(c)(i) and all the accounts receivable arising after such date and prior to the Effective Time are valid, genuine and collectible, and arose from bona fide transactions in the ordinary course of the Company’s business.  No account receivable has been assigned or pledged to any other person and no defense or set off to any such account receivable has to the knowledge of the Company and the Founder Shareholders, been asserted by the account obligor.  The allowance for bad debt for the Company’s accounts receivable set forth on the January 31, 2004 unaudited balance sheet is in accordance with GAAP and in accordance with the historical accounting practices of the Company.

(d)           Except as set forth on Schedule 3.05(d), since January 31, 2004, the Company has not declared or paid any dividends, or made any other distribution on or in respect of, or directly or indirectly purchased, retired, redeemed or otherwise acquired any shares of the capital stock of the Company or issued or sold any such shares of capital stock.

3.06        Absence of Certain Changes or Events.  Since January 31, 2004, there has not been any Company Material Adverse Effect (including without limitation any loss, or event that might result in the loss, of employees or customers) and, to the knowledge of the Company and the Founder Shareholders, no fact or condition specific to the Company exists which is reasonably likely to cause such a Company Material Adverse Effect in the foreseeable future.

3.07        Legal Proceedings.  The Company is not a party to any, and there are no pending or, to the knowledge of the Company and the Founder Shareholders, threatened, legal, administrative, arbitrable or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or affecting the Company or any property or asset of the Company, before any court, arbitrator, administrative agency or Governmental Entity, domestic or foreign.  To the knowledge of the Company and the Founder Shareholders, neither the Company nor any property or asset of the Company is subject to any order, writ, judgment, injunction, decree, determination or award which restricts its ability to conduct business in any area in which it presently does business.

3.08        Taxes and Tax Returns.

(a)           For purposes of this Agreement, the terms “Tax” and “Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax by any authority, whether federal, state, local, domestic or foreign.  The term “Tax Return” shall mean any report, return, form, declaration or other document or information required to be supplied to any authority in connection with Taxes.

(b)           The Company has filed all Tax Returns that were required to be filed.  Assuming that the transactions contemplated by this Agreement will qualify for tax-free reorganization treatment under Code Section 368(a)(1) (by reason of Code Section 368(a)(2)(D)), (i) all such Tax Returns were when filed, and continue to be, correct and complete in all material respects, and (ii) all Taxes owed by the Company (whether or not shown on any Tax Return) for any taxable period or portion thereof ending on or before the Closing Date have been timely paid or adequate provision has been or will be made therefor in the Final Closing Date Balance Sheet.  The Company currently is not the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no liens with respect to Taxes on any of the assets or property of the Company.

(c)           The Company has withheld or collected and paid all Taxes required to have been withheld or collected and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, any other third party, or otherwise.

(d)           There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which the Company or the directors, officers and employees responsible for Tax matters of the Company, or the Founder Shareholders, has knowledge.  To the knowledge of the Company and the Founder Shareholders, there are no proceedings with respect to Taxes pending.

(e)           Schedule 3.08(e) annexed hereto sets forth an accurate, correct and complete list of all federal, state, local, and foreign Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1999 and prior to the date hereof, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit.  The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by or on behalf of the Company since December 31, 1999 and prior to the date hereof.

(f)            No claim, assessment, deficiency, audit, investigation, or administrative proceeding with respect to Taxes or any Tax Return of the Company is pending or, to the knowledge of the Company and the Founder Shareholders, has been threatened.

(g)           The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(h)           The Company has not agreed to make, nor is it required to make, any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except for the change from a cash basis method of accounting to an accrual basis method of accounting as a result of the Merger contemplated by this Agreement.

(i)            The Company is not a party to any contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(j)            The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(k)           The Company is not a party to any agreement, whether written or unwritten, providing for the payment of Tax liabilities, payment for Tax losses, entitlements to refunds or similar Tax matters.

(l)            No ruling with respect to Taxes relating to the Company has been requested by or on behalf of the Company.

(m)          The Company (i) has never been a member of an affiliated group (within the meaning of Section 1504 of the Code, or any similar group as defined for state, local or foreign tax purposes) filing a consolidated federal (or combined or unitary state, local or foreign) income Tax Return or (ii) does not have any liability for the taxes of any Person (other than the Company’s) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(n)           The unpaid Taxes of the Company (i) did not, as of the most recent fiscal quarter end, exceed the reserves for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on its books at such time and (ii) do not exceed the reserve as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(o)           The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times during its existence and will continue to be a validly electing S corporation until terminated by reason of the transactions contemplated by this Agreement.  The company does not have and has never had a “qualified subchapter S subsidiary” (“QSSS”) within the meaning of Section 1361(b)(3)(B) of the Code.  Except as set forth on Schedule 3.08(o) hereto, neither the Company nor any of its subsidiaries (a) is or has ever been liable for, or taken any action prior to the Effective Time that has or could result in the imposition or incurrence of any liability for, any Tax under Section 1374 of the Code or any similar state or local tax law or (b) will become liable for any Tax under Section 1374 of the Code or any similar state or local law as a result of the consummation of the transactions contemplated by this Agreement.

(p)           Except as set forth on Schedule 3.08(p) hereto, the Company will not be required to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in any prior period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting.

(q)           Neither the Company nor the Founder Shareholders has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(r)            Except as set forth on Schedule 3.08(r) hereto, the Company has not redeemed and will not redeem, and persons related to the Company (within the meaning of Treasury Regulations Section 1.368-1(e)(3)) have not acquired and will not acquire, any Company stock, and the Company has not made any distributions with respect to its stock, prior to and in connection with the Merger, that would be treated as other property or money received within the meaning of Treasury Regulations Section 1.368-1(e)(1)(ii).

(s)           Except for Parent Common Stock that may be reacquired pursuant to the Escrow Agreement, to the knowledge of the Company and the Founder Shareholders, there is no plan or intention on the part of any stockholder of the Company, directly or indirectly, to sell, exchange, transfer, or otherwise dispose of, to Parent, Sub, or any persons related to Parent or Sub within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations, any shares of Parent Common Stock received in the Merger.

(t)            In the Merger, Sub will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger.  For the purposes of this representation, the following assets will be treated as property held by the Company immediately prior to the Merger but not acquired in the Merger:  (i) assets disposed of by Company (other than assets transferred by the Company to Sub in the Merger) prior or subsequent to the Merger and in contemplation thereof (including without limitation any asset disposed of by Company, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending at the Effective Time and beginning with the commencement of negotiations (whether formal or informal) with Parent regarding the Merger (the “Pre-Merger Period”)), (ii) assets used by the Company to pay dissenters, to pay stockholders who receive cash or other property in the Merger, or to pay other expenses or liabilities incurred in connection with the Merger, and (iii) assets used to make distributions (other than distributions of the Company’s accumulated adjustments account balance), redemptions or other payments in respect of the Company capital stock or rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or related thereto.

(u)           The Company has made no transfer of any of its assets in contemplation of the Merger or during the Pre-Merger Period.

(v)           The Company and the Shareholders will each pay separately its or their own expenses relating to the Merger, other than the Company expenses solely and directly related to the Merger in accordance with Rev. Rul. 73-54, 1973-1 C.B. 187.

(w)          The Company is not and will not be at the Effective Time an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

(x)            At the Effective Time, the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject.

(y)           The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(z)            The liabilities of the Company assumed by Sub and the liabilities to which the Company assets transferred to Sub in the Merger are subject have been incurred by the Company in the ordinary course of its business.

(aa)         None of the compensation received, or to be received, by any shareholder-employees of the Company will be separate consideration for, or allocable to, any of their shares of Company Common Stock; none of the shares of Parent Stock received by any shareholder-employees of the Company will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of the Company will be for services actually rendered, or to be rendered, and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

(bb)         The Company is participating in the Merger for valid business purposes and not for the purpose of tax avoidance, and the terms of the Merger are the product of arm’s length negotiations.

3.09        Employee Benefit Plans.

(a)           Schedule 3.09 hereto sets forth a true and complete list of all Plans maintained or contributed to by the Company during the five (5) years preceding this Agreement.  The term “Plans” for purposes of this ARTICLE III means all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 as amended (“ERISA”) and each other plan, arrangement, agreement or policy relating to employment, bonus, deferred compensation, retirement, profit sharing, 401(k), stock option, stock purchase, employee stock ownership, stock appreciation rights, savings, severance, termination, collective bargaining, group insurance, fringe benefit, and other employee benefit, incentive and welfare plans, written or oral, and all trusts related thereto, that are maintained or contributed to, or that were maintained or contributed to at any time during the five (5) years preceding the date of this Agreement, by the Company, or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

(b)           The Company has heretofore delivered to Parent true and complete copies of each of the Plans and all related documents, including but not limited to (i) all required Forms 5500 and all related schedules for such Plans (if applicable) for each of the last two (2) years, (ii) the actuarial report for such Plan (if applicable) for each of the last two (2) years, and (iii) the most recent determination letter from the IRS (if applicable) for such plan.

(c)           Except as set forth in Schedule 3.09, (i) each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be “qualified” within meaning of Section 401(a) of the Code has been maintained so as to qualify from the effective date of such Plan to the Effective Time, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of “benefit liabilities” (within the meaning of Section 4001(a)(16) of ERISA) under such Plan, based upon the actuarial assumptions currently used by the Plan for IRS funding purposes did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, and there has been no “accumulated funding deficiency” (whether or not waived), (iv) no Plan provides benefits, including without limitation death, medical or other benefits (whether or not insured), with respect to current or former employees of the Company or any ERISA Affiliate beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) life insurance death benefits payable in the event of the death of a covered employee, (C) disability benefits payable to disabled former employees, (D) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (E) deferred compensation benefits accrued as liabilities on the books of the Company, any of its Subsidiaries or any ERISA Affiliate or (F) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) with respect to each Plan subject to Title IV of ERISA no liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a material liability to or on account of such Plan, and there has been no “reportable event” (within the meaning of Section 1013 of ERISA and the regulations thereunder), (vi) none of the Company or any ERISA Affiliate has ever maintained or contributed to a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by the Company as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) none of the Company or any ERISA Affiliate has engaged in a transaction in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate has any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) consummation of the transactions contemplated hereby will not cause any amounts payable under any of the Plans to fail to be deductible for federal income tax purposes under Sections 280G or 162(m) of the Code, and (x) there are no pending, or, to the knowledge of the Company and the Founder Shareholders, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto, and to the knowledge of the Company and the Founder Shareholders, no Plan is under governmental investigation or audit or under consideration with the Internal Revenue Service under the Employee Plans Compliance Resolution System.

(d)           With respect to any Plan that is a welfare plan (within the meaning of Section 3(l) of ERISA) (i) no such Plan is funded through a “welfare benefit fund,” as such term is defined in Section 419(a) of the Code, and (ii) each such Plan complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Part 6 of Subtitle B of Title I of ERISA and any applicable state continuation coverage requirements (“COBRA”).

(e)           Except as prohibited by law (including Section 411(d)(6) of the Code), each Plan may be amended, terminated, modified or otherwise revised by the Company or its ERISA Affiliates as of the Effective Time to eliminate, without material effect, any and all future benefit accruals under any Plan (except claims incurred under any welfare plan).

(f)            The Company has not entered into, adopted or amended in any respect any collective bargaining agreement or adopted or amended any bonus, profit sharing, compensation, stock option or other similar plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding).

(g)           The consummation of the transaction contemplated herein will not (i) entitle any current or former employee of the Company to severance benefits or any other compensation (including, without limitation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider.

(h)           The Company has no material unfunded liabilities for benefits or claims accrued pursuant to any Plan, which Plan is not intended to be qualified under Section 401(a) of the Code.

3.10        Compliance with Applicable Law; Certain Agreements; Licensing.  Except as set forth in Schedule 3.10(i) hereto, and solely with respect to 3.10(a) below which shall be to the knowledge of the Company and the Founder Shareholders, the Company holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to all, and has complied with and is not in conflict with, or in default or violation of any (a) statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree, published policies and guidelines of any Governmental Entity, applicable to the Company or by which any property or asset of the Company is bound or affected or (b) any note, bond, mortgage, indenture, deed of trust, lease, license, permit, franchise, material agreement or other material instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected; and, to the knowledge of the Company and the Founder Shareholders, neither the Company nor any Founder Shareholder has received notice of, any violations of any the above.  Schedule 3.10(ii) hereto contains a list of all federal and state licenses, franchises, permits and authorizations necessary for the lawful conduct of the Company’s businesses.

3.11        Certain Contracts.

(a)           Except as set forth in Schedule 3.11(a) hereto, the Company is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment of any director, officer or employee, or with respect to the employment of any consultant which cannot be terminated without payment, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will result in any payment (whether of severance pay or otherwise) becoming due from the Company to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the Securities and Exchange Commission) (“SEC”) to be performed after the date of this Agreement, (iv) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on ninety (90) days or less notice, (v) which restricts the conduct of any line of business by the Company, (vi) with or to a labor union or guild (including any collective bargaining agreement), or (vii) with respect to any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.  Other than as set forth in the Disclosure Schedule or in this Agreement, no benefits under any of such plans will be increased, or the vesting of the benefits of which, will be accelerated by the occurrence of any of the transactions contemplated by this Agreement.  The Company has previously delivered to Parent true and complete copies of all such employment, consulting and deferred compensation agreements which are in writing and to which the Company is a party.  Each contract, arrangement, commitment or understanding of the type described in this Section is referred to herein as a “Company Contract”.

(b)           Except as set forth in Schedule 3.11(b) hereto, (i) each Company Contract is legal, valid and binding upon the Company and in full force and effect, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (ii) the Company has performed all material obligations required to be performed by it to date under each such Company Contract, (iii) to the knowledge of the Company and the Founder Shareholders, no party is in breach or default and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Company under any such Company Contract.

3.12        Agreements with Regulatory Agencies.  To the knowledge of the Company and the Founder Shareholders, the Company is not subject to any cease-and-desist or other order issued in writing by, or is a party to any written agreement, consent agreement or memorandum of understanding, commitment letter, suspension order, or similar undertaking (each, a “Regulatory Agreement”) with any regulatory agency or any other Governmental Entity, nor has the Company been notified in writing or, to the knowledge of the Company and the Founder Shareholders, otherwise by any regulatory agency or any other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

3.13        Environmental Matters.

(a)           The Company is, and has been, in material compliance with all applicable environmental laws and with all rules, regulations, standards and requirements of the United States Environmental Protection Agency (the “EPA”) and of state and local agencies with jurisdiction over pollution or protection of the environment.

(b)           There is no suit, claim, action or proceeding pending or, to the knowledge of the Company and the Founder Shareholders, threatened, before any Governmental Entity or other forum in which the Company has been or, with respect to threatened proceedings, may be named as a defendant, responsible party or potentially responsible party in any way relating to any environmental law, rule, regulation, standard or requirement.

3.14        Properties.

(a)           The Company does not own nor have any ownership interest in any real property.

(b)           Except as set forth in Schedule 3.14 hereto, to the knowledge of the Company and the Founder Shareholders, all buildings and structures leased and used by the Company conform in all material respects with all applicable ordinances, codes or regulations.

(c)           Schedule 3.14 contains a true, complete and correct list of all leases pursuant to which the Company leases any real or personal property, either as lessee or as lessor which leases call for an annual payment in excess of $10,000 (the “Company Leases”).  Assuming due authorization of the other party or parties thereto, each of the Company Leases is valid and binding on the Company and, to the knowledge of the Company and the Founder Shareholders, valid and binding on and enforceable against all other respective parties to such leases, in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  There are not under such Company Leases any existing material breaches, defaults or events of default by the Company nor has the Company received notice of, or made a claim with respect to, any breach or default by any other party to such Company Leases.  The Company enjoys quiet and peaceful possession of all such leased properties occupied by it as lessee.

3.15        Insurance.  The Company has made available to Parent true and complete copies of all policies of insurance of the Company currently in effect, a list of which is attached as Schedule 3.15.  All of the policies relating to insurance maintained by the Company with the respect to its properties and the conduct of its business (or any comparable policies entered into as a replacement thereof) are in full force and effect and the Company has not received any notice of cancellation with respect thereto.  All life insurance policies on the lives of any of the current and former officers of the Company which are maintained by the Company or which are otherwise included as assets on the books of the Company are, or will at the Effective Time be, owned by the Company, free and clear of any claims thereon by the officers or members of their families, except with respect to the death benefits thereunder, as to which the Company agrees that there will not be an amendment prior to the Effective Time without the consent of Parent.  The Company does not have any liability for unpaid premium or premium adjustments not properly reflected on the Company’s January 31, 2004 balance sheet.  All claims under any policy or bond have been duly and timely filed.

3.16        Labor Matters.  The Company is not a party to any collective bargaining or other labor union or guild contract nor has the Company been approached by any collective bargaining or other labor union or guild seeking to enter into a contract with the Company.  There is no pending or, to the knowledge of the Company or the Founder Shareholders, threatened, labor dispute, strike or work stoppage against the Company.  Neither the Company nor any of its representatives or employees has committed any unfair labor practices in connection with the operation of the business of the Company, and there is no pending or, to the knowledge of the Company or the Founder Shareholders, threatened charge or complaint against the Company by the National Labor Relations Board or any comparable state agency.  To the knowledge of the Company and the Founder Shareholders, the Company has not hired any illegal aliens as employees.  The Company has not discriminated on the basis of race, age, sex or otherwise in its employment conditions or practices with respect to its employees.  There are no race, age, sex or other discrimination complaints pending or, to the knowledge of the Company and the Founder Shareholders, threatened against the Company by any employee, former or current, before any domestic (federal, state or local) or foreign board, department, commission or agency nor, to the knowledge of the Company and the Founder Shareholders, does any basis therefor exist.

3.17        Intellectual Property.  The Company owns or possesses a license or other right to use without payment of any amount all patents, copyrights, trade secrets, trade names, service marks, trademarks, domain names, know-how, software and other intellectual property necessary to the operation of its business as presently conducted (collectively, the “Intellectual Property Rights”).  Schedule 3.17 sets forth a list of all patents, pending patent applications, registered copyrights, registered trademarks and service marks and applications for the registration of trademarks and service marks which are owned by the Company as well as all intellectual property license agreements.  The Company has not received any notice of conflict with the

Intellectual Property Rights from any third party.  The Company is not in default under any contract, agreement, arrangement or commitment relating to any of the Intellectual Property Rights, except where the existence of a default would not have a Company Material Adverse Effect.  The Intellectual Property Rights are valid and enforceable and, to the knowledge of the Company and the Founder Shareholders, do not infringe upon the rights of any third parties.

3.18        Broker’s Fees.  Neither the Company nor any of its officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

3.19        Bank Accounts.  The Company has provided or made available to Parent complete and current summaries of information regarding all accounts, lock boxes and safe deposits maintained by the Company at banks, trust companies, securities firms or other brokers or other financial institutions.

3.20        Disclosure.  No representation or warranty contained in this Agreement or any schedule to this Agreement contains any untrue statement of a fact or omits to state a fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub hereby, jointly and severally, represent and warrant to the Company as follows:

4.01        Corporate Organization and Qualification.  Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent and Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.  The Certificate of Incorporation and Bylaws of each of Parent and Sub, copies of which have previously been delivered to the Company, are true and complete copies of such documents as in effect as of the date of this Agreement.  Schedule 4.01 sets forth the name and address of all of the Parent’s Subsidiaries.  Neither Parent nor any of its Subsidiaries owns, controls or holds with the power to vote, directly or indirectly of record, beneficially or otherwise, any capital stock or any equity or ownership interest in any corporation, partnership, association, joint venture or other entity, except for less than five percent (5%) of any equity security registered under the Exchange Act.

4.02        Capitalization.

(a)           The authorized capital stock of Parent consists of 20,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock”).  As of the date hereof, 15,087,566 shares of Parent Common Stock and no shares of Parent Preferred Stock are issued and outstanding.  All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  Except as set forth in Schedule 4.02 hereto, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or any other equity security of Parent or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or any other equity security of Parent or any of its Subsidiaries other than as provided for in this Agreement.  There are no bonds, debentures, notes, shares of preferred stock or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matters on which the stockholders of Parent may vote.  To Parent’s knowledge there are no agreements or understandings, with respect to the voting of any shares of Parent Common Stock or any Subsidiary of Parent or which restrict the transfer of such shares, to which Parent or any of its Subsidiaries is a party and there are no such agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of any such shares or which restrict the transfer of such shares, other than applicable federal and state securities laws.  As used in this Agreement, Parent’s “knowledge” shall mean the knowledge of Parent’s executive officers and directors.

(b)           The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.001 per share (“Sub Common Stock”).  As of the date hereof, 1,000 shares of Sub Common Stock are outstanding.  All of the issued and outstanding shares of capital stock of Sub are owned by Parent, have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.

4.03        Authority; No Violations.

(a)           Each of Parent and Sub have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of each of Parent and Sub.  Except for the filing of the Certificates of Merger, no other corporate proceedings on the part of Parent or Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)           Neither the execution and delivery of this Agreement by each of Parent and Sub, nor the consummation by either Parent or Sub, as the case may be, of the transactions contemplated hereby, nor compliance by either Parent or Sub with any of the terms or provisions hereof, will (i) violate, conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of Parent, or Sub, as the case may be, or (ii) violate any statute, code, ordinance, rule, regulations, judgment, order, writ, decree or injunction applicable to Parent or

Sub or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or any event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, material agreement or other instrument or obligation to which Parent or Sub is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.04        Consents and Approvals.  Except for (a) the filing of the Certificates of Merger with the Delaware Secretary and the Illinois Secretary, respectively, pursuant to the DGCL and the IBCA, respectively, to effect the Merger, (b) such filings as may be necessary as a result of any facts or circumstances related solely to the Company, and (c) the consents and approvals listed on Schedule 4.04 hereto, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Parent and Sub of this Agreement and the consummation by Parent and Sub of the Merger and the other transactions contemplated hereby.

4.05        Broker’s Fees.  Neither Parent nor Sub, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fee, commission or finder’s fee in connection with any of the transactions contemplated by this Agreement, except as set forth in Schedule 4.05 hereto.

4.06        No Prior Activities.  Sub has not incurred, directly or indirectly, any liabilities or obligations, except those incurred in connection with its incorporation or with the negotiation of this Agreement and consummation of the transactions contemplated hereby.  Sub has not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any person or entity, or become subject to or bound by any obligation or undertaking, that is not contemplated by or in connection with this Agreement and the transactions contemplated hereby.

4.07        Labor Matters.  Neither Parent nor any of its Subsidiaries is a party to any collective bargaining or other labor union or guild contract nor, to Parent’s knowledge, has Parent or any of its Subsidiaries been approached by any collective bargaining or other labor union or guild seeking to enter into a contract with Parent or any of its Subsidiaries.  There is no pending, or to Parent’s knowledge, threatened labor dispute, strike or work stoppage against Parent or any of its Subsidiaries which may interfere with the business activities of Parent or any of its Subsidiaries.  None of Parent or any of its Subsidiaries or their respective representatives or employees has committed any unfair labor practices in connection with the operation of the business of Parent or any of its Subsidiaries, and there is no pending or, to Parent’s knowledge, threatened charge or complaint against Parent or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency.

4.08        Reports; Financial Statements.

(a)           Parent has filed all forms, reports, registration statements and documents required to be filed by it with the SEC since January 1, 1999 (such forms, reports, registration statements and documents, together with any amendments thereto, the “Parent SEC Filings”).  As of their respective dates, the Parent SEC Filings (i) comply as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and (ii) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)           The audited financial statements and unaudited interim financial statements included or incorporated by reference in the Parent SEC Filings (i) were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present the consolidated financial position of Parent as of the dates thereof and the income, cash flows, and changes in shareholder’s equity for the periods involved.

4.09        No Undisclosed Material Liabilities.  There are no liabilities, commitments or obligations of the Parent or any of its Subsidiaries of any kind whatsoever whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be likely to result in such a liability commitment or obligation, other than:

(a)           liabilities, commitments or obligations disclosed or provided for in the Parent SEC Filings;

(b)           liabilities, commitments or obligations incurred in the ordinary course of business consistent with past practice;

(c)           liabilities, commitments or obligations under this Agreement; and

(d)           liabilities, commitments or obligations that individually or in the aggregate have not had and are not reasonably likely to have a Parent Material Adverse Effect.

4.10        Legal Proceedings.  The Parent is not a party to any, and there are no pending or to the knowledge of Parent threatened, legal, administrative, arbitrable or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or affecting the Parent or any of its Subsidiaries or any property or asset of the Parent or any of its Subsidiaries, before any court, arbitrator, administrative agency or Governmental Entity, domestic or foreign which would have a material adverse effect on the Parent.

4.11        Continued Listing of Stock.  Parent’s Common Stock is listed for trading on the Nasdaq and the Boston Stock Exchange and meets all maintenance criteria for continued listing thereon, respectively.  The Parent has not received any notices or correspondences in writing from either the Nasdaq or the Boston Stock Exchange regarding any current investigation or inquiry or providing any notice of a current proceeding with respect to the delisting of the Parent’s securities.

4.12        Securities Laws.  Based in part on the representations made by the Shareholders in the Shareholder Representation Letters, the issuance of the Parent Common Stock pursuant to the Merger is exempt from the registration and prospectus delivery requirements of the Securities Act.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.01        Covenants of the Company.  During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Company shall carry on its business in the ordinary course consistent with past practice.  Prior to the Closing the Company shall (x) pay all amounts owing with respect to the Excluded Liabilities or cause such Excluded Liabilities to be assigned to and assumed by the Founder Shareholders, and (y) terminate the Genisys Consulting, Inc., Equity Incentive Plan and transfer all indebtedness payable to the Company from any Shareholders pursuant to such Plan to the Founder Shareholders.  The Company shall use all reasonable efforts to preserve its business organization, keep available the present services of its employees, continue to make regularly scheduled payments on all of its existing debt and preserve for itself and Parent the goodwill of the customers of the Company and others with whom business relationships exist, including, but not limited to all Company Contracts.  Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or consented to in writing by Parent, the Company shall not:

(a)           except as specifically provided in the Disclosure Schedule with regard to Section 3.05(d) hereof, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

(b)           (i) split, combine or reclassify any shares of its capital stock; or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement, or (ii) repurchase, redeem or otherwise acquire, any shares of the capital stock of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company;

(c)           issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;

(d)           amend its Articles of Incorporation or Bylaws;

(e)           make any capital expenditures in excess of $10,000;

(f)            enter into any new line of business;

(g)           acquire or agree to acquire, by merging or consolidating with, or by purchasing a equity interest in or a portion of the assets of or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets other than in the ordinary course of business;

(h)           except as contemplated by this Agreement, change its methods of accounting in effect at December 31, 2003, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company’s independent auditors;

(i)            except as set forth on Schedule 5.01(i) hereto, enter into, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Company and one or more of its current or former directors, officers or employees, or increase in any manner compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), excluding, however, any increase in compensation or benefits for any employees in the ordinary course of business and specifically approved in writing by Parent; or enter into, modify or renew any employment, severance or other agreement with any director, officer or employee of the Company or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement providing for any benefit to any director, officer or employee (whether or not legally binding);

(j)            incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity except in the ordinary course of business consistent with past practices of the Company;

(k)           sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its assets, properties or other rights or agreements other than the ordinary course of business;

(l)            make any Tax election or settle or compromise any federal, state, local or foreign Tax liability;

(m)          pay, discharge or satisfy any claim, liability or obligation other than the payment or satisfaction in the ordinary course of business and consistent with past practices or as incurred in connection with the Merger and the transactions expressly contemplated hereby, or liabilities reflected or reserved against in the balance sheet date December 31, 2003, or subsequently incurred in the ordinary course of business and consistent with past practices of the Company;

(n)           except as set forth on Schedule 5.01(n) hereto, enter into or renew, amend or terminate, or give notice of a proposed renewal, amendment or termination, or make any commitment with respect to, regardless of whether consistent with past practices, any lease, contract, agreement or commitment having a term of one (1) year or more from the time of execution or outside the ordinary course of business consistent with past practices;

(o)           waive any right, whether in equity or at law; or

(p)                                 agree to do any of the foregoing.

5.02                        No Solicitation; Non-Disclosure.

(a)                                  None of the Company, the Founder Shareholders or any of their respective directors, officers, employees, representatives, agents and advisors or other persons controlled by the Company shall solicit or hold discussions or negotiations with, or assist or provide any information to, any person, entity or group (other than Parent, Sub and their affiliates and representatives) concerning (i) any merger, consolidation, business combination, share exchange, or other similar transaction involving the Company; (ii) any sale, lease, exchange, mortgage, pledge, license transfer or other disposition of any shares of Company Common Stock or significant assets of the Company; or (iii) the issuance of any new shares of capital stock of the Company or any options, warrants or other rights to acquire shares of capital stock of the Company.  The Company will promptly communicate to Parent, Sub and their affiliates and representatives the terms of any proposal, discussion, negotiation or inquiry relating to a merger or disposition of a significant portion of its capital stock or assets or similar transaction involving the Company and the identity of the party making such proposal or inquiry, which it may receive with respect to any such transaction.

(b)                                 No party (or its representatives, agents, counsel, accountants or investment bankers) hereto shall disclose to any third party, other than either party’s representatives, agents, counsel, accountants or investment bankers any confidential or proprietary information about the business, assets or operations of the other parties to this Agreement or the transactions contemplated hereby, except as may be required by applicable law.  The parties hereto agree that the remedy at law for any breach of the requirements of this subsection will be inadequate and that any breach would cause such immediate and permanent damage as would be impossible to ascertain, and, therefore, the parties hereto agree and consent that in the event of any breach of this subsection, in addition to any and all other legal and equitable remedies available for such breach, including a recovery of damages, the non-breaching parties shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving actual damage by reason of such breach and, to the extent permissible under applicable law, a temporary restraining order may be granted immediately on commencement of such action.

5.03                        Covenants of Parent and Sub.  During the period from the date of this Agreement and continuing until the Effective Time, Parent and its Subsidiaries shall not:

(a)                                  declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

(b)                                 (i) split, combine or reclassify any shares of its capital stock; or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement, or (ii) repurchase, redeem or otherwise acquire, any shares of the capital stock of Parent or its Subsidiaries, or any securities convertible into or exercisable for any shares of the capital stock of Parent or its

Subsidiaries, except, in all circumstances, if an appropriate adjustment is made to the Parent Stock Per Share Price to reflect the effect on the Parent Stock Per Share Price of any such event;

(c)                                  other than as set forth on Schedule 4.02 hereof, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing except as permitted pursuant to Parent’s employee benefit plans;

(d)                                 amend its Certificate of Incorporation or Bylaws;

(e)                                  change its methods of accounting in effect at December 31, 2003, except as required by changes in GAAP or regulatory accounting principles as concurred to by Parent and its Subsidiaries’ independent auditors;

(f)                                    except under the Parent’s credit facility or any equipment or capital lease facilities, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity except in the ordinary course of business consistent with past practice of Parent and its Subsidiaries and except for indebtedness in an amount less than $100,000; or

(g)                                 agree to do any of the foregoing.

5.04                        All Necessary Action.  Each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction contemplated hereby as soon as practicable.  No party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of such party being untrue in any material respect as if originally made on and as of the Closing Date.

5.05                        Notification.  Each party shall promptly give the other party written notice of the existence or occurrence of any condition which would make any representation or warranty herein contained of either party untrue or which might reasonably be expected to prevent the consummation of the transactions contemplated hereby.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.01                        Regulatory Matters.  The parties hereto shall cooperate with each other and use all reasonable efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger).  The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company, Parent or Sub, as the case may be, which appear in any filing made with or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.  Parent (or Sub as the case may be) and the Company shall promptly furnish each other with copies of written communications received by Parent, Sub or the Company, as the case may be, from or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

6.02                        Securities Matters.

(a)                                  During the two (2) year period following the Closing Date, Parent shall (i) use its best efforts to make current public information available in accordance with Rule 144(c) under the Securities Act and to maintain the continued listing of its shares of Common Stock for trading on the Nasdaq and the Boston Stock Exchange and (ii) furnish to any Shareholder upon written request, (x) a written statement as to its compliance with the requirements of Rule 144(c) and the reporting requirements of the Securities Act and the Exchange Act and (y) a copy of the most recent annual or quarterly report of Parent.

(b)                                 Parent shall file, within seventy five (75) days after the Closing Date, a registration statement (“Registration Statement”) on Form S-3, or other appropriate registration form, with the SEC under the Securities Act with respect to the offer and sale by the Shareholders pursuant to Rule 415 promulgated under the Securities Act of fifteen percent (15%) of the Stock Consideration received by Shareholders pursuant to Section 1.05 and will use reasonable, diligent efforts to cause such Registration Statement to become effective as soon as practicable thereafter.  Parent shall use its reasonable diligent efforts to cause the shares of Parent Common Stock included in the Registration Statement to be listed on Nasdaq and the Boston Stock Exchange.

(c)                                  Parent shall prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement and to keep such registration statement effective until the earlier of such time as all Shareholders have completed the distribution described in the Registration Statement or two years from the Closing Date.

(d)                                 Parent shall, if required under applicable law at the time, use its best efforts to register and qualify the shares of Parent Common Stock covered by the Registration Statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that Parent shall not be required in connection with such registration and qualification or as a condition to such registration and qualification (i)

to qualify to do business or to file a general consent to service of process in any such states or jurisdictions or (ii) to subject itself to taxation in any jurisdiction.

(e)                                  Parent shall notify each Shareholder covered by the Registration Statement at any time when a prospectus relating to the Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated in such prospectus or necessary to make the statements in such prospectus not misleading in the light of the circumstances then existing.

(f)                                    Parent shall furnish to each Shareholder covered by the Registration Statement such number of conformed copies of the Registration Statement and of each amendment and supplement thereto (in each case including all exhibits and documents incorporated by reference), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any prospectus supplement) and any other prospectus filed under Rule 424 promulgated under the Securities Act relating to such Shareholder’s shares included in the Registration Statement.

(g)                                 Parent shall notify each Shareholder covered by the Registration Statement (i) when such Registration Statement or any prospectus used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective, (ii) of any written request by the SEC for amendments or supplements to such Registration Statement or prospectus or for supplemental information, (iii) of the notification to Parent by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of, or of the issuance by the SEC of, any stop order suspending the effectiveness of such Registration Statement; and (iv) of the receipt by Parent of any notification with respect to the suspension of the qualification of the shares of Parent Common Stock included in the Registration Statement for sale under the applicable securities or “blue-sky” laws of any jurisdiction.

(h)                                 In the event of the issuance of any stop order suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of the shares of Parent Common Stock included in the Registration Statement for sale in any jurisdiction, Parent shall use its reasonable efforts promptly to obtain the withdrawal of such order.

(i)                                     All expenses incurred in effecting the registration under Registration Statement shall be borne by Parent.  All underwriting discounts, selling commissions, and stock transfer taxes relating to the Parent Common Stock registered under the Registration Statement shall be borne by the Shareholders pro rata on the basis of the number of shares of Parent Common Stock registered on their behalf.

(j)                                     Parent may require any Shareholder to, and each such Shareholder, shall, furnish Parent with such information regarding such Shareholder and the distribution of the shares of Parent Common Stock included in the Registration Statement as Parent may from time to time reasonably request in writing and to otherwise cooperate in connection with such registration.  At any time during the effectiveness of the Registration Statement, if such Shareholder becomes aware of any change materially affecting the accuracy of the information contained in such Registration Statement or the prospectus (as then amended or supplemented) relating to such Shareholder, including but not limited to the sale or disposition of all shares of Parent Common Stock owned by each such Shareholder and included in the Registration Statement, he or it will promptly notify Parent of such change.

(k)                                  Upon receipt of any notice from Parent of the happening of any event as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, each Shareholder will forthwith discontinue such Shareholder’s disposition of Parent Common Stock pursuant to the Registration Statement until such Shareholder receives copies of a supplemented or amended prospectus from Parent and, if so directed by Parent, shall deliver to Parent (at Parent’s expense) all copies, other than permanent file copies, then in such Shareholder’s possession of the prospectus relating to such Registration Statement current at the time of receipt of such notice.

(l)                                     Parent shall, to the full extent permitted by law, indemnify and hold harmless each Shareholder included in the Registration Statement against any expenses, claims, losses, damages or liabilities to which such Shareholder may become subject under the Securities Act or otherwise, insofar as such expenses, claims, losses, damages or liabilities or actions in respect thereof arise out of or are based upon any untrue statement of any material fact contained in the Registration Statement, final prospectus, preliminary prospectus, or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission to state therein a material fact required to be stated therein or. necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided, that Parent shall not be liable in any such case to the extent that any such loss (or actions in respect thereof) arises out of or is based upon an untrue statement or omission made in any such Registration Statement, final prospectus, amendment or supplement in reliance upon and in conformity with information furnished in writing to Parent by such Shareholder and stated to be specifically for use therein.

(m)                               Each Shareholder shall, to the full extent permitted by law, indemnify and hold harmless Parent, its directors, officers, employees, agents and each other person, if any, who controls Parent within the meaning of the Securities Act, against any expenses, claims, losses, damages or liabilities to which Parent or any such director, officer, employee, agent or controlling person may become subject under the Securities Act or otherwise, insofar as such expenses, claims, losses, damages or liabilities arise out of or are based upon any untrue statement of any material fact contained in the Registration Statement, final prospectus or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, if such untrue statement or omission was made in reliance upon and in conformity with written information furnished to Parent by such Shareholder specifically stating that it is for use in the preparation of such Registration Statement, final prospectus, amendment or supplement; provided, however, that the obligation to provide indemnification pursuant to this Section 6.02(m), shall be several among such indemnifying parties on the basis of the number of shares of Parent Common Stock of each such indemnifying party included in the Registration Statement, and shall not exceed the value as of the date hereof of the Stock Consideration received by such Shareholder. The foregoing indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Parent or any such director, officer, employee, agent or controlling person and shall survive the transfer of such securities by such Shareholder.  Such Shareholders shall also indemnify each Shareholder who participates in the offering or sale under the Registration Statement, their officers, directors, employees, agents and each other person, if any, who controls any such participating person within the meaning of the Securities Act to the same extent as provided above with respect to Parent.

(n)                                 Promptly after receipt by any party of notice of the commencement of any action or proceeding involving a claim referred to in Section 6.02(l) or 6.02(m), such party shall, if a claim in respect thereof is to be made against another party pursuant to such paragraphs, give written notice to the latter of the commencement of such action, provided that any failure of any person to give notice as provided therein shall not relieve any other person of its obligations under Section 6.02(l) or 6.02(m), as the case may be, except to the extent that such other person is actually prejudiced by such failure.  In case any such action is brought, the party obligated to indemnify pursuant to Section 6.02(l) or 6.02(m), as the case may be, shall be entitled to participate in and, unless, in the reasonable judgment of any indemnified party, a conflict of interest between such indemnified party and any indemnifying party exists with respect to such claim, to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation; provided that the indemnified party may participate in such defense at the indemnified party’s expense. Without the consent of the indemnified party, no indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of a release from all liability in respect to such claim or litigation.  No indemnifying party shall be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld.

(o)                                 If the indemnity and reimbursement obligation provided for in Section 6.02(l) or 6.02(m) is unavailable or insufficient to hold harmless a party entitled to indemnification hereunder in respect of any expenses, claims, losses, damages or liabilities (or actions with respect thereto) referred to therein, the party obligated to indemnify hereunder shall contribute to the amount paid or payable by the indemnified party as a result of such expenses, claims, losses, damages or liabilities (or actions) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with statements or omissions which resulted in such expenses, claims, losses, damages or liabilities as well as any other relevant equitable considerations.  Relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were-to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph.  No person guilty of fraudulent misrepresentation within the meaning of the Securities Act shall be entitled to contribution from any person not guilty of such fraudulent misrepresentation.

(p)                                 Notwithstanding the foregoing, each Shareholder in the Shareholder Representation Letters, shall covenant and agree that during the thirty-six (36)-month period commencing with the Closing, such Shareholder will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Parent Common Stock; provided, however, that each Shareholder may engage in any action described in (a) or (b) above only to the extent that no more than an aggregate of fifteen percent (15%) of the Stock Consideration received by such Shareholder has been the subject of actions described in (a) or (b) above by the first anniversary of the Closing, no more than an aggregate of thirty percent (30%) of the Stock Consideration received by such Shareholder has been the subject of actions described in (a) or (b) above by the second anniversary of the Closing; and no more than an aggregate of forty-five percent (45%) of the Stock Consideration received by such Shareholder has been the subject of actions described in (a) or (b) above by the third anniversary of the Closing.  The restrictions on transferability of Parent Common Stock set forth in this Section 6.02 shall survive any change of control of the Parent.  Each share of Parent Common Stock issued pursuant to this Agreement shall bear a restrictive legend stating the above restrictions.

(q)                                 Each Founder Shareholder covenants and agrees that, for a period of up to 180 days after a registration statement of the Company is filed under the Securities Act for a public offering of Parent Common Stock (other than the Registration Statement), such Founder Shareholder shall be subject to the same restrictions on transferability or lock-up of shares of Parent Common Stock as the underwriter or placement agent of any such offering or placement shall require of all of the executive officers and directors of Parent; provided however, that this covenant shall expire upon the first to occur of (a) the third (3rd) anniversary of the Closing Date or (b) any Change in Control of Parent.  For purposes of this Section 6.02(q), a “Change in Control” shall mean (i) the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Parent (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Parent; (ii) the approval by the shareholders of the Parent of any plan or proposal for the liquidation or dissolution of the Parent; (iii) a merger or consolidation to which the Parent is a party if the shareholders of the Parent immediately prior to the effective date of such merger or consolidation have “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing fifty percent (50%) or less of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors; (iv) any person becomes after the Effective Date the “beneficial owner”

(as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the combined voting power of the Parent’s outstanding securities ordinarily having the right to vote at elections of directors other than in connection with a public offering of the Parent’s securities; or (v) any other change in control of the Parent of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Parent is then subject to such reporting requirements.

6.03                        Shareholder Approval.  Each Founder Shareholder acknowledges and agrees that by signing this Agreement, he has voted all of his shares of Company Common Stock in favor of the approval of this Agreement, the Merger and all aspects of the transactions contemplated hereby, that such approval is irrevocable and cannot be rescinded and that each such Founder Shareholder irrevocably agrees that he shall vote or cause to be voted (in person or by proxy) all of his shares of Company Common Stock at each meeting in which such matters are considered and subject to a vote in favor of any such other matters that come before such meeting concerning the Agreement, the Merger and the transactions contemplated thereby.

6.04                        Access to Information.  Subject to Section 5.02, the Company shall afford to Parent, and shall cause its independent accountants to afford to Parent and Parent’s accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to all of the Company’s assets, properties, books, Company Contracts and records.  Subject to Section 5.02, the Company shall permit Parent and its representatives to make abstracts from and copies of such books and records.  During such period, the Company shall use its reasonable best efforts to furnish promptly to Parent all other information concerning the business, properties and personnel of the Company as Parent may reasonably request.  Subject to Section 5.02, following the Closing, Parent and the Surviving Corporation shall provide access to the Surviving Corporation books and records for reasonable business purposes including, without limitation, the preparation of the Company’s final Tax returns and the Shareholders’ Tax returns.

6.05                        Legal Conditions to Merger.  Each of Parent, Sub and the Company shall use all reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in ARTICLE VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Parent, Sub or the Company in connection with the Merger and the other transactions contemplated by this Agreement.

6.06                        Additional Agreements.  If at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement shall take all such necessary action as may be reasonably requested by the Company or Parent.

6.07                        Disclosure Supplements.  Prior to the Effective Time, each party will supplement or amend the Disclosure Schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby.  No supplement or amendment to such Disclosure Schedule shall have any effect for the purposes of determining satisfaction of the conditions set forth in Section 7.02(a) hereof or the compliance by the Company with the covenants set forth in Section 5.01 hereof (unless Parent consents in writing to such satisfaction of conditions or compliance or elects to waive such matter by closing the transactions contemplated hereby) or for the purposes of determining satisfaction of the conditions set forth in Section 7.03(a) hereof or the compliance by Parent with the covenants set forth in Section 5.03 hereof (unless the Company consents to such satisfaction of conditions or elects to waive such matter by closing the transactions contemplated hereby).

6.08                        No Inconsistent Actions.  Prior to the Effective Time, except as otherwise permitted by this Agreement, no party will enter into any transaction or make any agreement or commitment and will use reasonable efforts not to permit any event to occur, which could reasonably be anticipated to result in (a) a denial of the regulatory approvals referred to in Section 7.01(a), or (b) the imposition of any condition or requirement that would materially adversely affect the economic or business benefits to the Surviving Corporation of the transactions contemplated by this Agreement.

6.09                        Tax Matters.

(a)                                  Reorganization Issues.  The parties shall not, before or after the Effective Time, purposefully take any action or fail to take any action that would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization and having each of the parties hereto from being parties to such reorganization within the meaning of Section 368 of the Code.  Neither Parent, Sub, nor their affiliates shall file any refund or similar claims for Taxes or amended Tax Returns related to the Company for any taxable period of portion thereof ending on or prior to the Closing Date without the express written consent of the Shareholders or the Shareholders’ Representative.

(b)                                 Tax Refunds.  In the event that, after the Closing Date, Parent, any affiliate of Parent, the Company or Sub receives (or, on a separate return basis, would receive) a refund or a credit in respect of any Taxes attributable to the business, property or operations of the Company with respect to any taxable period or portion thereof ending on or prior to the Closing Date, such refund or credit shall be the property of Shareholders and any portion thereof paid to Parent, any affiliate of Parent, the Company or Sub shall promptly be paid over to the Founder Shareholders.

(c)                                  Audits.  Each party hereto agrees to notify the other party or parties promptly or any audits, investigations, or examinations of or having a potential impact on the Taxes of the Company or Shareholders, by any federal, state or local taxing authority with regard to any taxable periods or portions thereof ending up to and including the Closing Date, if the audit, investigation, or examination could affect the Taxes of the Company or any parties’

indemnification obligations hereunder.  In the event of such an audit, investigation, or examination, Parent or Sub shall control such proceedings and each such party agrees to (i) allow the other party and its attorneys and accountants to participate in said audit, investigation or examination in respect to items which may affect the Company or Shareholders, at such other party’s expense, and (ii) provide the other party and its agents, accountants, and attorneys, with reasonable access to such books and records as they reasonably deem necessary to determine the validity of the items under audit, investigation, or examination by said federal, state or local taxing authority.  The parties agree to either (x) obtain the written consent of the other party prior to agreeing to any audit adjustment which would adversely affect such other party or its affiliates or (y) waive their right to seek reimbursement from such other party or its affiliates with respect to such audit adjustment.  Notwithstanding anything to the contrary herein, a party hereto other than the Parent or Sub can control such proceedings concerning an audit, investigation, or examination if and only if such party expressly agrees to fully and totally indemnify and hold harmless the Parent and the Sub for any tax liability attributable to periods prior to the Closing Date.

(d)                                 Inspection of Tax Records.  Following the Closing Date, Parent, affiliates of Parent, the Company, and Surviving Corporation shall, upon reasonable request, afford to the Shareholders and the Shareholder Representative reasonable access during normal business hours to the books, records and other data of or relating to the Company and Surviving Corporation (and permit the Shareholders and their Shareholder Representative to make copies thereof at their own expense) with respect to taxable periods or portions thereof ending prior to the Closing Date, to the extent that such access may be reasonably required by the Shareholders for the Company or Surviving Corporation to prepare their individual federal, state and local tax returns with respect to all taxable periods ending on or including the Closing Date, and to defend an audit or other investigation or examination of any of their personal federal, state or local Tax Returns for all taxable periods or portions thereof ending on or including the Closing Date.

(e)                                  Retention of Tax Records.  The Company, Surviving Corporation, Parent and Parent’s affiliates agree to retain all books and records with respect to Tax matters pertinent to the Company until the expiration of three (3) months after the relevant statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

(f)                                    Preparation of Tax Returns.

(i)                                     The Company shall file at Company’s expense, on or prior to the due date thereof, all Tax Returns required to be filed by the Company on or before the Closing Date, with a copy thereof provided to Parent promptly after such filing, and shall timely pay any Taxes due with respect to such Tax Return.

(ii)                                  Shareholders shall bear the cost and expense of preparing federal and state income Tax Returns of the Company for the taxable period ending on the Closing Date and shall timely pay all Taxes due with respect to such Tax Return, to the extent such Taxes constitute Parent Indemnified Taxes.  Taxes due with respect to such Tax Returns that are not Parent Indemnified Taxes shall be paid by the Surviving Corporation.  Such Tax Returns shall be prepared at the direction of the Shareholder Representative and shall be signed by an officer of the Company who was an officer prior to the Merger, subject to prior review and approval by the appropriate tax officer(s) of the Parent and/or Surviving Corporation which approval shall not be unreasonably withheld.

(iii)                               Parent, Surviving Corporation or their affiliates will file (or cause to be filed) all Tax Returns of the Company or Surviving Corporation due after the Closing Date for taxable periods ending after the Closing Date.  With respect to any such Tax Return for a taxable period that begins prior to the Closing Date, Shareholders shall pay to Parent at least two days prior to the due date therefor, the portion of the Tax due with respect to such Tax Return that constitutes a Parent Indemnified Tax.

(iv)                              From and after the date hereof, the Shareholders shall not, and shall not permit any of their respective affiliates to, amend any Tax Return previously filed which includes information relating to the Company, unless prior written notice thereof has been delivered to Parent and such amended Tax Return will not result in any tax liability to the Company.

(g)                                 Tax Treatment.  The parties agree that any amounts paid or payable pursuant to Section 6.09(f) shall be treated by the parties on their Tax Returns as an adjustment to the Merger Consideration.

6.10                        Employment Agreements.  On the Closing Date, each of the Founder Shareholders and Parent shall enter into an Employment Agreement in substantially the form attached as Exhibit D hereto, with such changes as may be agreed to by Parent and such Founder Shareholder.

6.11                        Committees of the Parent.  Immediately upon the Closing, and at all times from and after the Closing, the Surviving Corporation shall be entitled to appoint two persons who are employees of the Surviving Corporation, to the Technology Leadership Council of Parent and such persons shall be chosen by Jeffrey A. Martini so long as Mr. Martini remains an employee of the Surviving Corporation.  In addition, immediately upon the Closing, Jeffrey A. Martini shall be appointed to Parent’s Executive Committee.

6.12                        Noncompetition.

(a)                                  Each Founder Shareholder agrees not to, directly or indirectly:

(i)                                     for the sixty (60) month period immediately following the Closing Date, perform Competitive Duties (as an employee, consultant, or otherwise) within the Restricted Area for any Competing Business, provided that each Founder Shareholder may own up to 5% of any class of securities of any company that is traded on a national securities exchange or through Nasdaq;

(ii)                                  for the sixty (60) month period immediately following the Closing Date:  (A) solicit (or assist another in soliciting) any Covered Client or Prospective Client for Competitive Services; or (B) provide (or assist another in providing) Competitive Services to any Covered Client or Prospective Client; or

(iii)                               for the sixty (60) month period immediately following the Closing Date:  (A) encourage (or assist another in encouraging) any employee, contractor, consultant, supplier, or vendor of the Parent, Sub or Company to terminate his or her relationship with the Parent, Sub or Company, as applicable; or (B) solicit (or assist another in soliciting) for employment or other personal service engagement any employee, contractor, or consultant of the Parent, Sub or Company.

(b)                                 Each Founder Shareholder promises to disclose to the Parent any employment, consulting, or other service relationship such Founder Shareholder enters into during the sixty (60) month period immediately following the Closing Date.  Such disclosure shall be made within seven (7) days of entering into such employment, consulting, or other service relationship.  Each Founder Shareholder expressly consents to and authorizes the Parent and Sub to disclose both the existence and terms of this Section 6.12 to any future employer or user of such Founder Shareholder’s services and to take any steps the Parent or Sub deems necessary to enforce this Agreement.

(c)                                  For purposes of this Section 6.12, the following terms have the following definitions:

(i)                                     “Competing Business” means any person, entity, or other business concern that offers or is planning to offer Competitive Services.  A person, entity, or other business concern that offers or plans to offer Competitive Services and also offers or plans to offer other services is considered a Competing Business.

(ii)                                  “Competitive Duties” means duties that relate to Competitive Products or Services in any way and:  (A) are substantially similar to the duties such Founder Shareholder performed for the Parent, Sub or Company; (B) involve the management, operation, or control of a person, entity, or business concern; or (C) are performed in the capacity of a director, officer, partner, or executive.

(iii)                               “Competitive Services” means:  (A) providing, as a primary business, technology consulting services, technology design services, systems integration services, technology outsourcing services, hosting services or technology staffing services; and (B) products and services that are otherwise competitive with any of the products and services being offered, marketed, or actively developed by the Parent or Sub during the period beginning twelve (12) months prior to the Closing Date and continuing until the last day of the sixtieth (60th) month after the Closing Date.

(iv)                              “Covered Client” means:  (A) any of the Parent’s, Sub’s or Company’s clients or Prospective Clients with whom the Founder Shareholder had contact as an employee of the Parent, Sub or Company, as applicable, during the period beginning twelve (12) months prior to the Closing Date and continuing until the last day of the sixtieth (60th) month after the Closing Date; (B) any of the Parent’s, Sub’s or Company’s clients or Prospective Clients who otherwise associate the Founder Shareholder with the goodwill of the Parent, Sub or Company; and (C) any of the Parent’s, Sub’s or Company’s clients or prospective clients about whom Founder Shareholder had any Proprietary Information during the period beginning twelve

(12) months prior to the Closing Date and continuing until the last day of the sixtieth (60th) month after the Closing Date.

(v)                                 “Prospective Client” means any person, entity, or business concern that, as of the date of the termination of the Founder Shareholder’s employment for any reason:  (i) the Company has spent time and resources courting or developing as a potential user of the Company’s services or products as evidenced by internal company documents and records (including e-mail); (ii) has entered into specific discussions with the Company regarding the Company potentially providing its services or products to the person, entity, or business concern; or (iii) is otherwise considered to be in the Company’s “pipeline” as a potential client or customer.

(vi)                              “Restricted Area” means any geographic market:  (i) in which the Company conducts any material portion of the Company’s business; and/or (ii) in which the Parent or Sub is actively pursuing a material amount of business during the sixty (60)-month period following the Closing Date as evidenced by definite and demonstrable actions by the Parent or Sub with respect to the area (e.g., contacting clients or prospective clients to solicit material selling business opportunities, contacting suppliers or vendors regarding material business opportunities, actively conducting feasibility research of the area, etc.).  Each Founder Shareholder acknowledges and agrees that, as of the date of executing this Agreement, the Parent, Sub and Company conducts a material amount of business in each of the geographic markets listed on Exhibit H.

(d)                                 Each Founder Shareholder acknowledges that the Company has invested and will continue to invest significant time, cost, and effort in developing and maintaining its customer base and in developing and maintaining its prospective customer base.  Employee further acknowledges that the Company’s relationships with its customers and prospective customers is intended to be continuous and long-term.

6.13                        Shareholder Representation Letters.  On or before the Closing Date, each Shareholder shall execute and deliver to Parent a Shareholder Representation Letter in the form attached hereto as Exhibit E (the “Representation Letters”) pursuant to which each such Shareholder shall (a) represent that he has voted all of his shares of Company Common Stock in favor of the approval of this Agreement, the Merger and all aspects of the transactions contemplated hereby, (b) acknowledge the existence of dissenters’, appraisal or similar rights under the IBCA by virtue of the Merger and represent that he has waived his rights to exercise all such rights, (c) acknowledge his obligations and liabilities under Sections 2.03(b) and 6.09, and (d) represent to certain other matters with respect to the issuance of Parent Common Stock pursuant to the Merger.

6.14                        Benefit Plans and Employee Matters.  From and after the Effective Time, Parent shall provide employee benefits and programs to the Company’s employees who continue employment with the Surviving Corporation or Parent as of and following the Closing (the “Continuing Employees”) that, in the aggregate, are substantially comparable or more favorable than the Parent’s current employee benefits and programs, all of which are set forth on Schedule 6.14 hereto; provided, however, that except as otherwise provided in this Agreement or in the Employment Agreements with the Founder Shareholders, nothing in this Section 6.14 shall confer upon Parent any obligation to continue the employment of any of the Company’s employees.  After the Effective Time, Parent shall reserve an aggregate of 200,000 shares of Parent Common Stock under Parent’s Stock Option Plan (the “Genisys Option Pool”) for the grant to Continuing Employees and to future employees of the Surviving Corporation.  No later than the day before the Closing, the Founder Shareholders shall provide Parent with a list of each Continuing Employee, excluding the Founder Shareholders, and the number of shares from the Genisys Option Pool that the Founder Shareholders recommend that such Continuing Employee be permitted to purchase pursuant to an option granted under Parent’s Stock Option Plan.  Parent will then prepare a schedule containing information with respect to each stock option grant to be made at the first meeting of the Parent’s Board of Directors following the Closing with respect to each such Continuing Employee including the name of the Continuing Employee who will be granted such option, the total number of shares subject to such option and the vesting schedule and vesting commencement date for such option (the “Closing Stock Option Grant Schedule”).  After the Effective Time, Parent shall take all necessary corporate action to grant options of Parent Common Stock to the Continuing Employees, consistent with the information set forth on the Closing Stock Option Grant Schedule at the first meeting of Parent’s Board of Directors following the Closing under the terms and conditions of Parent’s Stock Option Plan and the form stock option agreement (the “Parent Stock Option Agreement”) set forth in Exhibit F hereto.  Thereafter, and for a period of five years, the Founder Shareholders, to the extent they remain employees of the Surviving Corporation, may recommend grants of options from the Genisys Option Pool to employees of the Surviving Corporation and Parent shall take all reasonable corporate action to recommend such grants to Parent’s Board of Directors for approval under the terms and conditions of Parent’s Stock Option Plan, which grant shall be at the discretion of the Board of Directors.  Any shares of Parent Common Stock subject to options granted from the Genisys Option Pool that are forfeited as a result of termination of such options shall be returned to the Genisys Option Pool and available for grant to Continuing Employees and to future employees of the Surviving Corporation.  Any shares of Parent Common Stock reserved for the Genisys Option Pool remaining in the Genisys Option Pool after five years shall be returned to availability for all eligible participants under Parent’s Stock Option Plan.  The exercise price per share of Parent Common Stock purchasable under each option granted from the Genisys Option Pool shall be equal to the fair market value per share of Parent Common Stock on the option grant date.

6.15                        Publicity.  The parties acknowledge that Parent, as a publicly held company, is subject to certain disclosure requirements under federal securities laws.  Accordingly, the Company and the Founder Shareholders agree that, except as otherwise required by law, they (a) will make no public comment concerning or announcement regarding the Merger and (b) institute procedures to restrict knowledge of the proposed transaction to those who need to know.  Notwithstanding the foregoing, Parent reserves the right to disclose the Merger, including financial information regarding the Company and the status of negotiations, at any time it decides that such disclosure is appropriate under the securities laws or the rules of any stock exchange, provided, however, that Parent shall provide the Company and its counsel a reasonable time to review and comment upon such disclosure.

Except as otherwise required by law or the rules of the Nasdaq or the Boston Stock Exchange and notwithstanding anything in this Agreement to the contrary, so long as this Agreement is in effect, none of Parent, Sub, the Founder Shareholders or the Company shall, or shall permit any of their Subsidiaries, if applicable, to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party.

6.16                        Completion of Audit.  The Founder Shareholders shall use reasonable efforts to assist Parent’s independent auditors to complete their audit of the business, financial condition and results of operations of the Company for the fiscal years ending December 31, 2002 and 2003, and for the period beginning on January 1, 2004 and ending on the Closing Date, as soon as possible, but in no event later than sixty (60) days after the Closing.

6.17                        Indemnification.  Parent agrees that it will, after the Effective Time, provide to those individuals who have served as directors or officers of the Company indemnification equivalent to that provided by the Articles of Incorporation and Bylaws of the Company with respect to matters occurring prior to the Effective Time, including without limitation the authorization of this Agreement and the transactions contemplated hereby, for a period of six (6) years from the Effective Time (or, in the case of mattes occurring prior to the Effective Time which, have not been resolved prior to the sixth (6th) anniversary, until such matters are finally resolved), To the extent permitted by law, Parent will advance expenses in connection with the foregoing indemnification.  In the event the Surviving Corporation or any of its successors or assigns (a) consolidates with or merges into any other person and the Surviving Corporation shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets or any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.17.

ARTICLE VII

CONDITIONS PRECEDENT

7.01                        Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)                                  Regulatory Approvals.  All necessary approvals, authorizations and consents of all Governmental Entities required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(b)                                 No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect and no proceeding initiated by any Governmental Entity seeking an injunction shall be pending.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any

Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger, or any of the other transactions contemplated by this Agreement.

7.02                        Conditions to Obligations of Parent and Sub.  The obligation of Parent and Sub to effect the Merger is also subject to the satisfaction or waiver by Parent or Sub, at or prior to the Effective Time, of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of the Company and the Founder Shareholders set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.  Parent shall receive at Closing a certificate signed on behalf of the Company by an authorized officer, and a certificate signed on behalf of the Founder Shareholders by the Shareholders’ Representative, to the foregoing effect.

(b)                                 Performance of Obligations of the Company and the Shareholders.  The Company and the Shareholders shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall receive at Closing a certificate signed on behalf of the Company by an authorized officer, and a certificate signed on behalf of the Founder Shareholders by the Shareholders’ Representative, to such effect.

(c)                                  Consents Under Agreements.  The consent, approval, waiver or amendment of each person (other than the Governmental Entities referred to in Section 7.01(a)) set forth on Schedule 3.03 hereto shall have been obtained and shall be reasonably satisfactory to Parent.

(d)                                 List of Employees.  The Company shall have delivered to Parent a list of employees who will become employees of Parent or the Surviving Corporation immediately following the Closing.

(e)                                  Excluded Liabilities.  The Company shall have paid all amounts owing with respect to the Excluded Liabilities prior to the Closing or otherwise any such Excluded Liabilities shall have been assigned to and assumed by the Founder Shareholders prior to Closing.

(f)                                    Equity Incentive Plan.  The Company shall have terminated the Genisys Consulting, Inc. Equity Incentive Plan and all indebtedness payable to the Company from any Shareholders pursuant to such plan shall have been transferred to the Founder Shareholders.

(g)                                 Stock Restriction Agreements.  Each of the Shareholders, except for Todd Okamoto, shall have executed Stock Restriction Agreements with Parent.

(h)                                 Employment Agreements.  Each of the Founder Shareholders shall have executed Employment Agreements and Proprietary Information and Inventions Assignment Agreements with Parent.

(i)                                     Shareholder Representation Letter.  Each of the Shareholders of the Company shall have executed and delivered to Parent a Shareholder Representation Letter.

(j)                                     Letter of Transmittal.  Each of the Shareholders of the Company shall have executed and delivered to Parent a Letter of Transmittal in the form attached hereto as Exhibit G.

(k)                                  Opinion of Counsel for Company and the Founder Shareholders.  The Parent and Sub shall have received an Opinion of Counsel of the Company and the Founder Shareholders in form and substance reasonably acceptable to the parties.

(l)                                     Authorization to Conduct Business.  The Company shall have been licensed, qualified or authorized to conduct business in all jurisdictions in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary and shall have satisfied and paid all expenses, taxes, assessments, fines, penalties and other payments to such jurisdictions in connection therewith.

(m)                               Escrow Agreement.  The Parent, Sub, Shareholders’ Representative and the Escrow Agent shall each have executed and delivered the Escrow Agreement.

(n)                                 No Material Adverse Changes.  During the period between the execution of this Agreement and the Closing Date, there shall not have been any Company Material Adverse Effect and no fact or condition specific to the Company may exist which would have or would reasonably likely cause such a Company Material Adverse Effect after the Closing.

7.03                        Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Closing of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.  The Company shall receive at Closing a certificate signed on behalf of Parent and Sub by an authorized officer of each company to the foregoing effect.

(b)                                 Performance of Obligations of Parent and Sub.  Parent and Sub shall have each performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall receive at Closing a certificate signed on behalf of Parent and Sub by an authorized officer of each company to such effect.

(c)                                  Opinion of Counsel for the Parent and Sub.  The Company shall have received an opinion of counsel of Parent and Sub in form and substance reasonably acceptable to the parties.

(d)                                 Payment of Merger Consideration.  Parent shall have paid each Shareholder such Shareholder’s pro rata portion of the Merger Consideration, less the Cash Holdback Amount and the Escrow Shares.

(e)                                  Shareholder Approval.  This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the Shareholders.

(f)                                    Employment Agreements.  Parent shall have executed Employment Agreements with each of the Founder Shareholders.

(g)                                 Escrow Agreement.  The Company, Parent, Sub, Shareholders’ Representative and the Escrow Agent shall each have executed and delivered the Escrow Agreement.

(h)                                 No Material Adverse Changes.  During the period between the execution of this Agreement and the Closing Date, there shall not have been any material adverse effect on the Parent or Sub, or their business or financial condition, taken as a whole, and no fact or condition specific to the Parent or Sub may exist which is reasonably likely to cause such a material adverse effect on the Parent or Sub after the Closing.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.01                        Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)                                  by mutual consent of Parent and the Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b)                                 by either Parent or the Company (provided, however, that the right to terminate this Agreement under this clause shall not be available to any party who’s breach or failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur) if there shall have been a breach of any of the representations, warranties, covenants or agreements set forth in this Agreement on the part of the other party such that the provisions of Sections 7.02(a) and 7.02(b) or Sections 7.03(a) and 7.03(b), as the case may be, would not be satisfied and such breach has not been cured within ten (10) days after notice thereof to the breaching party; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(c)                                  by either Parent or the Company if the Closing shall not have occurred by June 30, 2004; provided, however, such date may be increased by an additional thirty (30) days at the request of the Parent if the Closing is delayed solely because any Requisite Regulatory Approval has not been obtained and Parent is diligently undertaking such efforts required to obtain the same; provided, further, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party whose actions or failure to act has been a primary cause of, or resulted in, the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

8.02                        Effect of Termination.  In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, except Section 5.02(b) shall survive any termination of this Agreement for a period of two (2) years following such termination, and there shall be no further obligation on the part of Parent, Sub, the Company, or their respective officers or directors or the Shareholders except for the obligations under such provisions.  Notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its intentional breach of any provision of this Agreement.

8.03                        Expenses.  Regardless of whether the transactions contemplated by this Agreement close, each party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.  In the event of a Closing of the transactions contemplated by this Agreement, the Shareholders shall bear all costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby.

8.04                        Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors.  Notwithstanding the foregoing, non-material amendments to this Agreement may be made without the authorization of the respective Boards of Directors of the parties hereto.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.05                        Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver shall nor operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

INDEMNIFICATION

9.01                        Agreement to Indemnify.  Following the Closing and subject to the limitations set forth herein,

(a)                                  the Company and each Founder Shareholder, jointly and severally, shall indemnify and agree to defend and hold harmless Parent and the Surviving Corporation (and their respective affiliates, officers, directors, employees, representatives and agents) (“Purchaser Indemnities” and, singularly, a “Purchaser Indemnitee”) against and in respect of any and all Damages, by reason of or otherwise arising out of (i) Parent Indemnified Taxes, and (ii) a breach by the Company or the Founder Shareholders of a representation, warranty or covenant contained in this Agreement or in the event of a Third Party Claim (as hereinafter defined) relating to any event occurring prior to the Effective Time.  “Damages” shall include, reasonable attorneys’ fees and disbursements, reasonable accountants’ fees and disbursements, costs of litigation and other expenses incurred by them (or their respective affiliates, officers, directors or employees) in the defense of any claim asserted against them (or their respective affiliates, officers, directors or employees) and any amounts paid in settlement or compromise of any claim asserted against them to the extent that the claim asserted is or would have been subject to the indemnification provisions hereof, subject to the limitations on indemnification set forth in Sections 9.02 and 9.03.  “Damages” shall not include any amount for which reimbursement is received by Parent, the Surviving Corporation or the Company, as the case may be, pursuant to insurance policies or third-party payments by virtue of indemnification or subrogation received by such party which the Parent, the Company and the Surviving Corporation shall use their best efforts to pursue, and shall be determined net of any tax benefit actually realized by the Indemnified Party as a result of the claim.  “Parent Indemnified Taxes” means any and all Taxes together with any costs, expenses, losses or damages (including court and administrative costs and reasonable legal fees and expenses incurred in investigating and preparing for any audit, litigation or other proceeding) arising out of or incident to the determination, assessment or collection of such Taxes (i) imposed on the Company or any of its subsidiaries for which it may otherwise be liable for any taxable period or portion thereof ending on or prior to the Effective Time, including as a result of the transactions contemplated by the Agreement, (ii) imposed on or with respect to the Shareholders, (iii) resulting from the breach of the representations and warranties set forth in Section 3.08 (determined without regard to the assumption set forth in the second sentence of Section 3.08(b) or any scheduled items that may be contained therein) or covenants of the Company or the Shareholders set forth in Section 6.09, (iv) of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Effective Time by reason of the liability of the Company pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local or foreign law, (v) imposed on Parent or the Company under Code Section 1374, or (vi) imposed on Parent or the Company as result the Company’s use of the cash method of accounting for federal income Tax purposes or the cessation thereof; but only to the extent such Taxes were not included as a liability or Closing Date Company Tax Liability in the Final Closing Date Balance Sheet

(b)                                 Parent shall indemnify and agrees to defend and hold harmless the Shareholders (and their respective affiliates, representatives and agents) against and in respect of any and all Damages by reason of or otherwise arising out of a breach by Parent or Sub of a representation, warranty or covenant contained in this Agreement.

9.02                        Survival of Indemnity.  The representations and warranties and indemnification obligations of each Indemnifying Party pursuant to Section 9.01 shall survive the Closing for a period of twelve (12) months, except for Damages arising out of a breach of any of the representations or warranties in either Section 3.08 or Section 3.13 and Parent Indemnified Taxes, which shall survive for a period equal to the applicable statute of limitations on any claim relating thereto, and any claims for indemnification in accordance with this ARTICLE IX with respect to any representation or warranty must be made (and will be null and void unless made) prior to the end of the applicable survival period.  Upon expiration of such periods, no Indemnifying Party shall have any liability for Damages under such indemnification obligations unless it has received written notice from an Indemnified Party claiming indemnification prior to the expiration of the applicable period as required.

9.03                        Additional Provisions.

(a)                                  Limitations on Indemnified Amounts of the Company and the Shareholders.  Except with respect to Excluded Liabilities and Parent Indemnified Taxes or as otherwise provided herein, the Company and the Founder Shareholders shall not have any obligation to indemnify any parties under this ARTICLE IX until the Company’s and the Founder Shareholders’ aggregate indemnity obligations shall exceed $50,000.00, whereupon such parties shall be entitled to receive Damages from the first dollar; provided, however, that in no event shall the Company’s and the Founder Shareholders’ aggregate indemnity obligations exceed an amount equal to the aggregate Merger Consideration received by the Founder Shareholders.  The liability of the Company and the Founder Shareholders collectively for indemnification under this ARTICLE IX by reason of or arising out of any breach by the Company or any Founder Shareholder of any covenant or of any representation or warranty shall not be modified, waived or diminished by any examination or investigation conducted by Parent of the books, records or operations of the Company.

(b)                                 Limitations on Indemnified Amounts of Parent.  Parent shall have no obligation to indemnify the Company under this ARTICLE IX until the Indemnified Parties’ aggregate indemnity obligations hereunder shall exceed $50,000.00, whereupon such parties shall be entitled to receive Damages from the first dollar, provided however, that in no event shall the Parent’s and Sub’s aggregate indemnity obligations exceed an amount equal to the maximum potential indemnification obligation of the Company and the Shareholders as provided in Section 9.03(a).  The liability of Parent for indemnification under this ARTICLE IX by reason of or arising out of any breach by Parent or Sub of any covenant or of any representation or warranty shall not be modified, waived or diminished by any examination or investigation conducted by the Company of the books, records or operations of Parent and Sub.

(c)                                  Satisfaction of Indemnification Obligations.  Parent and Sub agree that all Damages shall first be satisfied with the Escrowed Shares until such time as the aggregate amount of unresolved indemnification claims made for the benefit of the Purchaser Indemnities exceeds the value of the Escrowed Shares, after which time the Parent Indemnified Parties shall be free to pursue Damages directly against the Founder Shareholders (provided that the Shareholder Representative has been notified of any such indemnification claim prior to the twelve-month anniversary of the Closing Date).  Notwithstanding the preceding sentence, the Shareholders may at their option through a notice by the Shareholders’ Representative to Parent within ten (10) days of the final determination of any Damages, satisfy the payment of any Damages through the payment of cash in lieu of the Escrowed Shares.  Any Escrowed Shares used to satisfy such Damages shall be valued at the average closing price for the Parent’s outstanding common stock on the Nasdaq for the twenty (20) consecutive trading days ending on the trading day immediately before the date such shares are withdrawn from the escrow.

(d)                                 No Limitation in Event of Fraud.  Notwithstanding any other provision hereof, nothing in this ARTICLE IX (including the provisions of paragraphs (a) and (b) of this Section 9.03) or otherwise shall limit, in any manner, any remedy at law or equity, to which any party may be entitled as a result of fraud by any Indemnifying Party or its employees, officers or directors or a violation of the federal securities laws.

(e)                                  Exclusivity of Remedy; Survival of Covenants.  Following the Closing, except in respect of claims based upon fraud or violation of the federal securities laws, the indemnification accorded by this Section shall be the sole and exclusive remedy of the parties indemnified under this ARTICLE IX in respect of any misrepresentation or inaccuracy in, or breach of, any representation or warranty or any breach or failure in performance of any covenant or agreement made in this Agreement or in any document or certificate delivered pursuant hereto other than the Employment Agreements.  Notwithstanding the foregoing, in the event of any breach or failure in performance after the Closing of any covenant or agreement, a non-breaching party shall also be entitled to seek specific performance, injunctive or other equitable relief.  The covenants of any party shall terminate according to the terms of such covenant and the expiration of the applicable statutes of limitations.

(f)                                    Subrogation.  Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this ARTICLE IX, an Indemnifying Party shall be subrogated, to the extent of such payment, to any rights that the Indemnified Party may have against any other persons with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall take such actions as the Indemnifying Party may reasonably require to perfect such subrogation or to pursue such rights against such other persons as the Indemnified Party may have.

9.04                        Claim Notice; Definitions; Third Party Claim Procedures.

(a)                                  Claim Notice.  An Indemnified Party shall give each Indemnifying Party from whom indemnification is sought prompt written notice (a “Claim Notice”) of any claim, demand, action, suit, proceeding or discovery of fact upon which the Indemnified Party intends to base the claim for indemnification under this ARTICLE IX, which shall contain (i) a description and the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this ARTICLE IX for such Damages, and (iii) a demand for payment, provided, however, that no failure to give such Claim Notice shall excuse any Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is materially and actually prejudiced by such failure.

(b)                                 Definitions.  The term “Indemnified Party” shall mean a party (or its successor) who is entitled to indemnification from a party hereto pursuant to this ARTICLE IX; the term “Indemnifying Party” shall mean a party (or its successor) hereto who is required to provide indemnification under this ARTICLE IX to another party; and the term “Third Party Claim” shall mean any claim, action, suit, proceeding, investigation or like matter which is asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

(c)                                  Procedure.  The Indemnified Party may, upon reasonable notice, tender the exclusive defense of a Third Party Claim (subject to the provisions of this Section 9.04(c)) to the Indemnifying Party.  If (i) the defense of a Third Party Claim is so tendered and within thirty (30) days thereafter such tender is accepted without qualification (or reservation of rights) by the Indemnifying Party; or (ii) within thirty (30) days after the date on which written notice of a Third Party Claim has been given pursuant to this Section 9.04(c), the Indemnifying Party shall acknowledge in writing to the Indemnified Party and without qualification (or reservation of rights) its indemnification obligations as provided in this ARTICLE IX; then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim.  The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided.  The Indemnifying Party shall lose its right to defend and settle the Third Party Claim if it shall fail to diligently contest, defend, litigate and settle the Third Party Claim as provided herein.  So long as the Indemnifying Party has not lost its right, defend, litigate and settle and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the right, upon receiving the prior written approval of the Indemnified Party (which shall not be unreasonably withheld unless such settlement does not fulfill the conditions set forth in the following sentence and which shall be deemed automatically given if a response has not been received within the ten (10) day period following a request for such consent), to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable.  Notwithstanding anything to the contrary herein contained, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party or Indemnifying Party (as the case may be) that is not controlling the defense and or settlement of the Third Party Claim (the “Non-Control Party”) shall be required by an Indemnifying Party or Indemnified Party controlling the litigation to (and no such party shall) (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Non-Control Party of a release from all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability to the Non-Control Party or which may otherwise have an adverse effect on the Indemnified Party’s business, or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. All expenses (including attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party.  No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this ARTICLE IX shall relieve it of such obligations to the extent they exist.  If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this ARTICLE IX, or if, in accordance with the foregoing, the Indemnifying Party does not have the right or shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party.  If, pursuant to this Section 9.04(c), the Indemnified Party so contests, defends, litigates or settles a Third Party Claim, for which it is entitled to indemnification hereunder as provided herein, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys’ fees and other expenses.  The Indemnified Party or the Indemnifying Party, as the case may be, shall furnish such information in reasonable detail as it may have with respect to a Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) to the other party if such other party is assuming defense of such claim, and make available all records and other similar materials which are reasonably required in the defense of such Third Party Claim and shall otherwise cooperate with and assist the defending party in the defense of such Third Party Claim.

ARTICLE X

SHAREHOLDERS’ REPRESENTATIVE

10.01                 Appointment of Shareholders’ Representative.  The initial Shareholders’ Representative shall be Jeffrey A. Martini (the “Shareholders’ Representative”).  The Shareholders’ Representative shall be the attorney-in-fact and agent of Shareholders with respect to the matters set forth in this Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, the Shareholders’ Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Shareholder shall otherwise exist against the Shareholders’ Representative.  The foregoing power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of any of the Shareholders.

10.02                 Authority.  Each Shareholder, pursuant to the Shareholder Representation Letter, shall grant the Shareholders’ Representative full power and authority:

(a)                                  to execute and deliver, on behalf of such Shareholder, and to accept delivery of, on behalf of such Shareholder, such documents as may be deemed by the Shareholders’ Representative, in his sole discretion, to be appropriate to consummate this Agreement; provided, however, that the Shareholders’ Representative will have no authority to amend the terms and conditions of this Agreement, which amendment shall be subject to Section 11.09 hereof.

(b)                                 to certify, on behalf of such Shareholder, as to the accuracy of the representations and warranties of such Shareholder under, or pursuant to the terms of, this Agreement;

(c)                                  to (i) dispute or refrain from disputing, on behalf of such Shareholder, any claim made by Parent or the Surviving Corporation under this Agreement; (ii) negotiate and compromise, on behalf of such Shareholder, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under this Agreement, and (iii) execute, on behalf of such Shareholder, any settlement agreement, release or other document with respect to such dispute or remedy;

(d)                                 to give or agree to, on behalf of such Shareholder, any and all consents, waivers, amendments or modifications, deemed by the Shareholders’ Representative, in his sole discretion, to be necessary or appropriate, under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

(e)                                  to enforce, on behalf of such Shareholder, any claim against Parent, Sub or the Surviving Corporation arising under this Agreement; and

(f)                                    to give such instructions and to take such action or refrain from taking such action, on behalf of such Shareholders, as the Shareholders’ Representative deems, in their sole discretion, necessary or appropriate to carry out the provisions of this Agreement.

10.03                 Reliance.  Each Shareholder agrees that:  (a) in all matters in which action by the Shareholders’ Representative is required or permitted, the Shareholders’ Representative is authorized to act on behalf of such Shareholder, notwithstanding any dispute or disagreement among Shareholders or between any Shareholder and the Shareholders’ Representative, and Parent, Sub and the Surviving Corporation shall be entitled to rely on any and all action taken by the Shareholders’ Representative, under this Agreement without any liability to, or obligation to inquire of, any of the Shareholders notwithstanding any knowledge on the part of the Parent of any such dispute or disagreement; (b) the power and authority of the Shareholders’ Representative, as described in this Agreement, shall be effective until all rights and obligations of Shareholders under this Agreement have terminated, expired or been fully performed; and (c) if the Shareholders’ Representative resigns or otherwise ceases to function in his or her capacity as such for any reason whatsoever, a majority of the Shareholders shall have the right, exercisable upon written notice delivered to Purchaser to appoint another individual to serve as a new Shareholders’ Representative to fill the vacancy caused by the circumstance described above.

10.04                 Indemnification of Parent, Sub and Their Affiliates.  Shareholders, pursuant to the Shareholder Representation Letter, shall jointly and severally indemnify the Purchaser Indemnities against, and agree to hold the Purchaser Indemnities harmless from, any and all Damages incurred or suffered by any Purchaser Indemnitee arising out of, with respect to or incident to the operation of, or any breach of any covenant or agreement pursuant to, this ARTICLE X by a Shareholder or a Shareholders’ Representative, or the designation, appointment and actions of the Shareholders’ Representative pursuant to the provisions hereof, including with respect to (a) actions taken by the Shareholders’ Representative, and (b) reliance in good faith by any Purchaser Indemnitee on, and actions in good faith taken by any Purchaser Indemnitee in response to or in reliance on, the instructions of, notice given by or any other action taken by the Shareholders’ Representative.

10.05                 Indemnification of Shareholders’ Representative.  Each Shareholder, pursuant to the Shareholder Representation Letter, shall severally indemnify and hold any Person serving as the Shareholders’ Representative harmless from and against any Damages (except as result from such Person’s bad faith, gross negligence or willful misconduct) that such Person may suffer or incur in connection with any action taken by such Person as the Shareholders’ Representative.  Each Shareholder shall bear its pro-rata portion of such Damages.  No Person serving as Shareholders’ Representative shall be liable to any Shareholder with respect to any action or omission taken or omitted to be taken by the Shareholders’ Representative pursuant to this ARTICLE X, except for such Person’s gross negligence or willful misconduct.  No Shareholders’ Representative shall be responsible in any manner whatsoever for any failure or inability of Parent or Sub, or of anyone else, to honor any of the provisions of this Agreement.  The Shareholders’ Representative shall be fully protected by Shareholders in acting on and relying upon any written notice, direction, request, waiver, notice, consent, receipt or other paper or document which they in good faith believe to be genuine and to have been signed or presented by the proper party or parties.  The Shareholders’ Representative shall not be liable to the Shareholders for any error of judgment, or any act done or step taken or omitted by any of them in good faith or for any mistake in fact or law, or for anything which any of them may do or refrain from doing in connection herewith, except for their own bad faith, willful misconduct or gross negligence.  The Shareholders’ Representative may seek the advice of legal counsel, engage experts or otherwise incur reasonable expenses in the event of any dispute or question as to the construction of any of the provisions of this Agreement or their duties hereunder, and they shall incur no liability to Shareholders with respect to any action taken, omitted or suffered by them in good faith in accordance with the opinion of such counsel or experts.  The Shareholders shall severally hold the Shareholders’ Representative harmless from and against any and all such expenses, and, in addition to any and all other remedies available, the Shareholders’ Representative shall have the right to set-off against any amounts due to the Shareholders.

ARTICLE XI

GENERAL PROVISIONS

11.01                 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or telecopied (with confirmation from recipient) provided that a copy of all telecopies is sent by one of the other delivery methods set forth in this Section 11.01 within one (1) day of being telecopied, three (3) days after mailed by registered or certified mail (return receipt requested) or on the day delivered by an express courier (with confirmation from recipient) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  if to Parent or Sub, to:

Perficient, Inc.

1120 South Capital of Texas Highway

Building 3, Suite 220

Austin, Texas 78746

Attn:  John T. McDonald, Chief Executive Officer

Phone:               (512) 531-6000

Facsimile:          (512) 531-6011

with a copy to:

Vinson & Elkins L.L.P.

The Terrace 7

2801 Via Fortuna, Suite 100

Austin, Texas  78746

Attn:  J. Nixon Fox III, Esq.

Phone:               (512) 542-8427

Facsimile:          (512) 236-3216

(b)                                 if to the Company, to:

Genisys Consulting, Inc.

25 Northwest Point

Suite 600

Elk Grove Village, Illinois  60007

Attn: Jeffrey A. Martini

Phone:               (847) 806-0088

Facsimile:          (847) 806-0388

with a copy to:

Clingen, Callow & Mc Lean LLC

2100 Manchester Road

Suite 1750

Wheaton, Illinois  60187-4574

Attn:  Kenneth Clingen, Esq.

Phone:               (630)  871-2608

Facsimile:          (630) 871-9869

(c)                                  if the Shareholders’ Representative, to:

Genisys Consulting, Inc.

25 Northwest Point

Suite 600

Elk Grove Village, Illinois  60007

Attn: Jeffrey A. Martini

Phone:               (847) 806-0088

Facsimile:          (847) 806-0388

with a copy to:

Clingen, Callow & Mc Lean LLC

2100 Manchester Road

Suite 1750

Wheaton, Illinois  60187-4574

Attn:  Kenneth Clingen, Esq.

Phone:               (630)  871-2608

Facsimile:          (630) 871-9869

11.02                 Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

11.03                 Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

11.04                 Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

11.05                 Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles thereof.

11.06                 Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Sections 5.02 or 6.15 of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Sections 5.02 or 6.15 of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any court located in the city of Chicago in the State of Illinois, this being in addition to any other remedy to which they are entitled at law or in equity.

11.07                 Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is deemed to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.08                 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

11.09                 Amendment.  This Agreement may be amended with respect to any of the terms contained herein only by written agreement, signed by each of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PERFICIENT, INC.

By:
Name:	John T. McDonald
Title:	Chief Executive Officer

PERFICIENT GENISYS, INC.

By:
Name:	John T. McDonald
Title:	Chief Executive Officer

GENISYS SOLUTIONS, INC.

By:
Name:	Jeffrey A. Martini
Title:	President

FOUNDER SHAREHOLDERS

Jeffrey A. Martini

Michael P. Reiss

David W. Stewart

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER